EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INNCARDIO, INC.,

CENGENT ACQUISITION CORP.

AND

CENGENT THERAPEUTICS INC.

DATED MARCH 24, 2005

EXHIBITS

Exhibit A - Lock-Up Period Legend

INDEX OF DEFINED TERMS

DEFINED TERMS	SECTION DEFINED
5% Holder	Section 6.12
Action	Section 3.9(a)
Adjustment Event	Section 2.4
affiliate	Section 9.3(a)
Agreement	Preamble
Aggregate Merger Consideration	Section 2.1(n)(i)
Articles of Merger	Section 1.3
CGCL	Recitals
Closing Date	Section 1.2
Code	Section 2.6(a)
Company	Preamble
Company Acquisition Proposal	Section 5.3(a)
Company Articles of Incorporation	Section 3.3(d)
Company Convertible Promissory Note	Section 2.8
Company Common Stock	Recitals
Company Contract	Section 3.6(b)
Company Disclosure Schedule	Article III
Company Financial Statements	Section 3.5
Company Junior Allocation	Section 2,9
Company Junior Stock	Recitals
Company Preferred Allocation	Section 2.9
Company Preferred Stock	Section 9.3(f)
Company Series A Preferred Stock	Section 2.1(c)
Company Series B Preferred Stock	Section 2.1(d)
Company Series C Preferred Stock	Section 2.1(e)
Company Series D Preferred Stock	Section 2.1(f)
Company Series E Preferred Stock	Section 2.1(j)
Company Series F Preferred Stock	Section 2.1(g)
Company Series G Preferred Stock	Section 2.1(h)
Company Series H Preferred Stock	Section 2.1(i)
Company Shareholder Meeting	Section 6.2
Company Significant Contracts	Section 3.6(b)
Company Stock Certificates	Section 2.3(b)
Company Stock Option	Section 2.6(a)
Company Stock Plans	Section 3.3(a)
Company Warrant	Section 2.7
Contract	Section 3.6(b)
Continuing Employees	Section 6.3(a)
Convertible Credit Line Facility	Section 2.1(n)(v)
Convertible Promissory Note Merger Consideration	Section 2.8
Dissenting Shares	Section 2.5

Effective Time	Section 1.3
Employee Plans	Section 3.11(a)
Environmental Laws	Section 3.13(d)(i)
Environmental Permits	Section 3.13(d)(ii)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(a)
Escrow	Section 2.9
Escrow Agent	Section 2.9
Exchange Act	Section 4.4(c)
Exchange Agent	Section 2.3(a)
Excluded Parent Shares	Section 2.1(n)(ii)
Fiduciary	Section 3.11(e)
Form S-4	Section 6.1(a)
GAAP	Section 3.5
Government Entities	Section 3.4(c)
Governmental Entity	Section 3.4(c)
Hazardous Substances	Section 3.13(d)(iii)
HSR Act	Section 3.4(c)
Indemnified Parties	Section 6.6(a)
Indebtedness	Section 3.6(b)(xii)
Intellectual Property	Section 3.4(a)
IRS	Section 3.11(g)
ISO	Section 2.6(a)
Junior Stock Merger Consideration	Section 2.1(j)
knowledge	Section 9.3(e)
Letter of Transmittal	Section 2.3(b)
Liens	Section 3.2
Lock-Up Period	Section 2.1(l)
material adverse change	Section 9.3(b)
material adverse effect	Section 9.3(b)
Merger	Recitals
Merger Consideration	Section 2.1(j)
Merger Sub	Preamble
MultiEmployer Plans	Section 3.11(d)
Other Company Documents	Section 3.8(c)
Other Parent Documents	Section 4.8(c)
Parent	Preamble
Parent Acquisition Proposal	Section 5.5(a)
Parent Authorized Preferred Stock	Section 4.3
Parent Common Stock	Section 4.3(a)
Parent Contracts	Section 4.6
Parent Disclosure Schedule	Article IV
Parent Employee Plans	Section 4.11(a)
Parent Employee Stock Options	Section 4.3(b)
Parent’s Articles of Incorporation	Section 4.3(a)
Parent SEC Documents	Section 4.5

Parent Stock Plans	Section 4.3(a)
Permits	Section 3.8(a)
Permitted Liens	Section 3.9(b)
Permitted Parent Action	Section 5.4
person	Section 9.3(c)
Preferred Merger Consideration	Section 2.1(i)
Prospectus	Section 6.1(a)
Qualified Financing	Section 2.1(n)(iii)
Related Person	Section 3.16
Release	Section 3.13(d)(iv)
Requisite Regulatory Approvals	Section 7.1(b)
Residual Merger Consideration	Section 2.1(n)(iv)
Restraints	Section 7.2(c)
SEC	Section 2.6(c)
Secretary	Section 1.3
Secured Credit Line Facility	Section 2.1(n)(v)
Securities Act	Section 2.1(l)
Series A Merger Consideration	Section 2.1(c)
Series B Merger Consideration	Section 2.1(d)
Series C Merger Consideration	Section 2.1(e)
Series D Merger Consideration	Section 2.1(f)
Series F Merger Consideration	Section 2.1(g)
Series G Merger Consideration	Section 2.1(h)
Series H Merger Consideration	Section 2.1(i)
Software	Section 3.14(a)
SOXA	Section 4.5(a)
Stakeholder	Section 6.22
Stakeholder Representative	Section 2.9
subsidiary	Section 9.3(d)
Surviving Corporation	Section 1.1
Tangible Personal Property	Section 3.20
Tax	Section 3.10(i)(i)
Taxes	Section 3.10(i)(i)
Tax Return	Section 3.10(i)(ii)
URBCA	Recitals

AGREEMENT AND PLAN OF MERGER (this "Agreement") made and entered into on this 24th day of March 2005, by and among INNCARDIO, INC., a Utah corporation ("Parent"), CENGENT ACQUISITION CORP., a California corporation and wholly owned subsidiary of Parent ("Merger Sub"), and CENGENT THERAPEUTICS INC., a California corporation (the "Company").

W I T N E S S E T H:

WHEREAS, each of Parent, Merger Sub and the Company desire Parent to consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the "Merger"), each outstanding share of common stock, no par value, of the Company ("Company Common Stock") and each outstanding share of the Company Series E Preferred Stock (together with the Company Common Stock, the “Company Junior Stock”) (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), will be converted into the right to receive the Junior Stock Merger Consideration and each outstanding share of preferred stock of the Company, excluding the Company Series E Preferred Stock, (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares) will be converted into the right to receive the Preferred Merger Consideration, and the Company will be the surviving corporation in the Merger;

WHEREAS, the Board of Directors of the Company unanimously has determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of the holders of Company Junior Stock and Company Preferred Stock, that the Merger is fair and advisable, and has approved this Agreement in accordance with the California General Corporation Law, as amended (the "CGCL"), and has further resolved unanimously to recommend to all holders of Company Common Stock and Company Preferred Stock that they authorize, approve and adopt this Agreement and the transactions contemplated hereby; and

WHEREAS, the Board of Directors of Parent unanimously has determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of Parent and the holders of Parent Common Stock and has adopted this Agreement in accordance with the applicable Utah Revised Business Corporation Act, as amended (the "URBCA"), and Parent, as sole shareholder of Merger Sub, has adopted this Agreement in accordance with the CGCL.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger

. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CGCL, at the Effective Time Merger Sub shall be merged with and into the Company and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and, as such, the Company shall continue its corporate existence as a direct, wholly owned subsidiary of Parent under the laws of the State of California, and the separate corporate existence of Merger Sub thereupon shall cease.

SECTION 1.2 Closing

. Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Merger contained in Article VII hereof, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City local time, on a date to be specified by the parties (the "Closing Date"), which date shall not be later than the third business day next following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by applicable law, waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Parent at 712 Fifth Avenue, 19th Floor, New York, New York 10019 or at such other location as is agreed to by the parties hereto.

SECTION 1.3 Effective Time

. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of California (the "Secretary") articles of merger (the "Articles of Merger") duly executed and so filed in accordance with the CGCL and shall make all other filings and recordings required under the CGCL to effectuate the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Articles of Merger is duly filed with the Secretary, or at such subsequent date or time as Parent and the Company mutually shall agree and specify in the Articles of Merger (the time the Merger becomes so effective being hereinafter referred to as the "Effective Time").

SECTION 1.4 Effects of the Merger

. The Merger shall have the effects set forth in the CGCL, including without limitation Section 1107 thereof.

SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation

. The certificate of incorporation of the Surviving Corporation shall be amended and restated to mirror the certificate of incorporation of the Merger Sub and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable law.

SECTION 1.6 Directors and Officers

. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be and become the directors of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and the CGCL. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be and become the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital Stock

. At the Effective Time, by virtue of the Merger and automatically without any action on the part of any holder of capital stock of Parent, Merger Sub or the Company, respectively:

(a) Capital Stock of Merger Sub. Each then outstanding share of common stock, no par value, of Merger Sub shall be converted into and become one duly authorized, validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock and Company Preferred Stock then issued and held in the Company's treasury and each share of Company Common Stock and Company Preferred Stock then owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Series A Preferred Stock. Subject to Section 2.9 below, each share of the Series A Preferred Stock, no par value, of the Company (“Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive collectively on a pro rata basis with all outstanding shares of Company Series A Preferred Stock, subject to Section 2.2, 2.40% of the Residual Merger Consideration (the “Series A Merger Consideration”).

(d) Series B Preferred Stock. Subject to Section 2.9 below, each share of the Series B Preferred Stock, no par value, of the Company (“Company Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive collectively on a pro rata basis with all outstanding shares of Company Series B Preferred Stock, subject to Section 2.2, 5.30% of the Residual Merger Consideration (the “Series B Merger Consideration”).

(e) Series C Preferred Stock. Subject to Section 2.9 below, each share of the Series C Preferred Stock, no par value, of the Company (“Company Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive collectively on a pro rata basis with all outstanding shares of Company Series C Preferred Stock, subject to Section 2.2, 5.49% of the Residual Merger Consideration (the “Series C Merger Consideration”).

(f) Series D Preferred Stock. Subject to Section 2.9 below, each share of the Series D Preferred Stock, no par value, of the Company (“Company Series D Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive collectively on a pro rata basis with all outstanding shares of Company Series D Preferred Stock, subject to Section 2.2, 32.79% of the Residual Merger Consideration (the “Series D Merger Consideration”).

(g) Series F Preferred Stock. Subject to Section 2.9 below, each share of the Series F Preferred Stock, no par value, of the Company (“Company Series F Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive collectively on a pro rata basis with all outstanding shares of Company Series F Preferred Stock, subject to Sections 2.2 and (with respect to Company Warrants) 2.7, 3.94% of the Residual Merger Consideration (the “Series F Merger Consideration”).

(h) Series G Preferred Stock. Subject to Section 2.9 below, each share of the Series G Preferred Stock, no par value, of the Company (“Company Series G Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive collectively on a pro rata basis with all outstanding shares of Company Series G Preferred Stock, subject to Sections 2.2 and (with respect to Company Warrants) 2.7, 15.08% of the Residual Merger Consideration (the “Series G Merger Consideration”).

(i) Series H Preferred Stock. Subject to Section 2.9 below, each share of the Series H Preferred Stock, no par value, of the Company (“Company Series H Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive collectively on a pro rata basis with all outstanding shares of Company Series H Preferred Stock, subject to Section 2.2, 25.00% of the Residual Merger Consideration (the “Series H Merger Consideration”). The Series H Merger Consideration, together with the Series A Merger Consideration, the Series B Merger Consideration, the Series C Merger Consideration, the Series D Merger Consideration, the Series F Merger Consideration, the Series G Merger Consideration and the Series H Merger Consideration, is sometimes hereinafter collectively referred to as the “Preferred Merger Consideration”.

(j) Company Junior Stock. Subject to Section 2.9 below, each then outstanding share of Company Common Stock and each share of the Series E Preferred Stock, no par value, of the Company (“Company Series E Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(b) and Dissenting Shares), shall be converted into and become the right to receive collectively on a pro rata basis with all outstanding shares of Company Junior Stock, subject to Section 2.2, 10.00% of the Residual Merger Consideration subject to amounts reserved for issuance pursuant to Sections 2.6 and 2.7 (the “Junior Stock Merger Consideration”, together with the Preferred Merger Consideration and the Convertible Promissory Note Merger Consideration, the “Merger Consideration”). The Junior Stock Merger Consideration includes the amount of Parent Common Stock reserved for issuance pursuant to Sections 2.6 and 2.7 with respect to the Company Stock Options and the Company Warrants. Except as expressly stated in writing elsewhere in this Agreement, the Merger Consideration consists exclusively of shares of Parent Common Stock.

(k) If after the date hereof but prior to the Effective Time, any holder of Company Preferred Stock converts such preferred stock into Company Common Stock, in accordance with the terms of such Company Preferred Stock, then the Preferred Merger Consideration allocated to such Company Preferred Stock shall be reallocated to the Junior Stock Merger Consideration in equitable fashion.

(l) Shares of Parent Common Stock issued as Merger Consideration shall be registered under the Securities Act of 1933, as amended (the “Securities Act”) and shall be listed on the OTC Bulletin Board, pursuant to Section 6.1 hereof, provided that such shares shall be subject to a lock-up period after the Effective Time (the “Lock-Up Period”) as hereinafter set forth in this Paragraph, and each certificate representing such shares shall bear the appropriate restrictive legend as set forth on Exhibit A attached hereto; provided, however, that, subject to the following proviso, any securityholder to whom 1,000 shares or less of Parent Common Stock is issued as Merger Consideration pursuant to the Closing of this Agreement (but not securityholders for whom shares of Parent Common Stock are reserved for issuance pursuant to this Agreement after the Closing upon exercise of Company Stock Options or Company Warrants or upon conversion of Company Convertible Promissory Notes) shall not be subject to the lock-up described in this Section 2.1(l) and the certificates representing such shares shall not include the restrictive legend; provided, further, that the foregoing exclusion from the lock-up shall not apply if the aggregate number of shares so excluded exceeds 100,000 shares without the express prior written consent of the Parent. If Parent has consummated a Qualified Financing on or prior to the Closing Date, the Lock-Up Period, during which the transfer of shares of the Merger Consideration shall be prohibited, shall be for a period of the GREATER of Six (6) months after the consummation of the Qualified Financing or Six (6) months after the Closing Date. If Parent has not consummated a Qualified Financing on or prior to the Closing Date, the Lock-Up Period, during which the transfer of shares of the Merger Consideration shall be prohibited, shall be for a period of the LESSER of (i) the time period of the Lock-Up Period required by a placement agent or underwriter in connection with the Qualified Financing or Twelve (12) months after the Closing Date. Notwithstanding the foregoing, if Parent’s officers or directors, Bioaccelerate Holdings, Inc., or any 5% holder who executes and delivers a lock-up agreement pursuant to Section 6.12 of this Agreement are released by the Parent and by the placement agent or underwriter in connection with the Qualified Financing from the corresponding lock-up during the aforesaid Lock-Up Period, the lock-up shall terminate at the same time as to the Company security holders who were subjected to the Lock-Up Period. Furthermore, notwithstanding the foregoing, the parties have also agreed that the payments to be made in shares of Parent Common Stock set forth on Section 2.1(n)(i)(d) of the Company Disclosure Schedule pursuant to the letter agreement referred to in Section 6.21 shall be subject to the lock-up for the Lock-Up Period unless otherwise released pursuant to the letter agreement.

(m) At the Effective Time, the Company Preferred Stock and the Company Common Stock shall cease to be outstanding and be cancelled and retired.

(n) As used in this Agreement:

(i) "Aggregate Merger Consideration" means the amount equal to the following:
(a) the sum of the number of Parent Common Stock outstanding at the Effective Time, on a fully diluted basis, less any “Excluded Parent Shares” as hereinafter defined, DIVIDED BY

(b) fifty-five percent (55%), MULTIPLIED BY

(c) forty-five percent (45%), AND LESS

(d) (1) the number of shares of Parent Common Stock which is the quotient obtained by dividing (x) the sum of fees, costs and expenses (including, without limitation, legal, accountant and other professional fees and expenses) incurred and unpaid (or paid directly or indirectly through utilization of credit furnished directly or indirectly by Bioaccelerate Holdings, Inc.) by the Company (or paid by the Parent on or after the Effective Time) or paid or to be paid in cash in connection with the negotiation, execution and consummation of the Merger, this Agreement, and the transactions, agreements, instruments and documents contemplated thereby and hereby, as well as any portion of any and all broker fees or commissions paid or to be paid in cash at Closing as set forth in Section 6.21, the fees and expenses for the tail insurance policy to be acquired by the Company pursuant to this Agreement, and the fees and expenses set forth on Schedule 3.5(b) or Schedule 6.7(a) of the Company Disclosure Schedule to be paid at Closing as set forth in Section 6.21, by (y) 3.00; and (2) that number of shares of Parent Common Stock set forth in Section 2.1(n)(i)(d) of the Company Disclosure Schedule.

(ii) “Excluded Parent Shares” means (a) any shares of Parent Common Stock issued in a Qualified Financing between the date hereof and the Effective Time or (b) any shares of Parent Common Stock that may be issued or issuable upon exercise, exchange or conversion of (x) any Parent securities sold to investors in a Qualified Financing between the date hereof and the Effective Time or (y) any securities issued or issuable to Bioaccelerate Holdings, Inc. in connection with the Convertible Credit Line Facility or the Secured Credit Line Facility.

(iii) “Qualified Financing” means an equity financing by Parent of at least $20,000,000, exclusive of any amount of the Secured Credit Line Facility outstanding.

(iv)  “Residual Merger Consideration” means the amount equal to the Aggregate Merger Consideration less the Convertible Promissory Note Merger Consideration as set forth in Section 2.8.

(v)  “Convertible Credit Line Facility” and “Secured Credit Line Facility” have the meanings set forth in Section 6.14 of this Agreement.

SECTION 2.2 Fractional Shares

. No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates. In the event that a holder of a Company Stock Certificate would be entitled to receive in the Merger a fractional share interest in exchange for such Company Stock Certificate, then (i) any such fractional share greater than or equal to one-half of a share (0.5) shall be rounded up to the next whole share number and (ii) any such fractional share less than one-half of a share (0.5) shall be rounded down to the preceding whole share number.

SECTION 2.3 Exchange of Certificates.
(a) As soon as reasonably practicable following (1) the Effective Time in the event the Qualified Financing occurs prior to the Effective Time or (2) the release of the Aggregate Merger Consideration from Escrow pursuant to Section 2.9 (and in any event, on or after the Effective Time within Three (3) Business Days of receiving from the Company or the Escrow Agent, as the case may be, a written statement (the “Merger Consideration Statement”) setting forth the calculation of the Merger Consideration issuable or to be reserved for issuance to each of the Company’s security holders of record, with reasonable supporting detail), Parent shall deposit with Parent’s transfer agent, Liberty Stock Transfer, or a nationally reputable bank or trust company in the United States as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock and for exchange in accordance with this Section 2.3, the Aggregate Merger Consideration issuable pursuant to Section 2.1 less the merger consideration allocated and reserved with respect to the (i) Company Stock Options, (ii) Company Warrants, and (iii) Company Convertible Promissory Notes; provided, that the Escrow Agent shall have released any certificate(s) delivered to Escrow Agent by Company pursuant to Section 2.9, as appropriate.

(b) As soon as reasonably practicable after the Effective Time or the release of the Aggregate Merger Consideration from Escrow as set forth in Section 2.9, as applicable, and in no event later than Seven (7) business days after receipt by the Parent from the Company after the Effective Time or from the Escrow Agent upon the release of Escrow as set forth in Section 2.9 below of the Merger Consideration Statement and the addresses of record for the Company’s security holders, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate (or certificates) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock, as the case may be (the "Company Stock Certificates") and to each holder of a Company Convertible Promissory Note, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificate(s) or to the Company Convertible Promissory Note shall pass, only upon delivery of the Company Stock Certificate(s) or Company Convertible Promissory Note (or affidavits of loss in lieu of such certificates or promissory notes) (the "Letter of Transmittal”) to the Exchange Agent and shall be in such form and have such other provisions as Parent or the Exchange Agent reasonably may specify, together with a substitute Form W-9) and (ii) instructions for use thereof in surrendering Company Stock Certificate(s) or Company Convertible Promissory Notes in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Company Stock Certificate or a Company Convertible Promissory Note in proper form for cancellation, together with a duly executed letter of transmittal, the holder of such Company Stock Certificate or Company Convertible Promissory Note shall be entitled to receive in exchange therefor a certificate (or certificates) representing such whole number of shares of Parent Common Stock such Company shareholder or note holder is entitled to receive pursuant to Section 2.1, Section 2.2 or Section 2,8 in such denominations and registered in such names as such holder may request, and Exchange Agent shall mail such certificate (or certificates) to such holder in accordance with the Letter of Transmittal. The shares represented by the Company Stock Certificate or Company Convertible Promissory Note so surrendered shall forthwith be cancelled. Without limiting the generality of the foregoing (and notwithstanding any other provisions of this Agreement), no interest shall be paid or accrued in respect of any of the Merger Consideration. The Letter of Transmittal shall provide (i) procedures for holders whose Company Stock Certificates or Company Convertible Promissory Notes are lost, stolen or destroyed to receive the Merger Consideration and (ii) procedures for the transfer of ownership of shares of the Company Common Stock or Company Convertible Promissory Notes that are not registered on the stock or promissory note transfer books and records of the Company. Until surrendered in accordance with this Section 2.3 and as specified in the Letter of Transmittal, each Company Stock Certificate and each Company Convertible Promissory Note shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as provided in this Article II.

(c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time in respect of shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or unsurrendered Company Convertible Promissory Note until the holder shall surrender such Company Stock Certificate or such Company Convertible Promissory Note as provided in this Section 2.3. Subject to applicable law, following surrender of any such Company Stock Certificate or such Company Convertible Promissory Note, there shall be paid to the holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, in each case without any interest thereon, (i) at the time of such surrender, the amount of dividends or other distributions, if any, having a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid, less the amount of all required withholding Taxes in respect thereof, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions having a record date after the Effective Time but prior to the date of such surrender and having a payment date subsequent to the date of such surrender and payable with respect to such shares of Parent Common Stock, less the amount of all required withholding Taxes in respect thereof.

(d) All shares of Parent Common Stock issued upon surrender of Company Stock Certificates or Company Convertible Promissory Notes in accordance with this Article II and as specified in the Letter of Transmittal shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock or such Company Convertible Promissory Notes represented thereby and, as of the Effective Time, the stock and promissory note transfer books and records of the Company shall be closed and there shall be no further registration of transfers on the stock or promissory note transfer books and records of the Company of shares of Company Common Stock and Company Preferred Stock or Company Convertible Promissory Notes outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates or Company Convertible Promissory Notes are properly presented to the Surviving Corporation for any reason (but otherwise in accordance with this Article II and as specified in the Letter of Transmittal), they shall be cancelled and exchanged as provided in this Section 2.3.

(e) At any time following (1) the twelve-month anniversary of the Effective Time in the event the Qualified Financing has occurred prior to the Effective Time or (2) the twelve-month anniversary of the release of the Aggregate Merger Consideration from Escrow as set forth in Section 2,9, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not theretofore distributed to former holders of shares of Company Common Stock, Company Preferred Stock and former holders of Company Convertible Promissory Notes (including any interest, if any, received with respect thereto and other income resulting from investments thereof by the Exchange Agent, as directed by Parent), and such former holders shall be entitled to look only to the Parent (subject to abandoned property, escheat and other similar laws) with respect to the Merger Consideration and dividends or other distributions with respect to Parent Common Stock, if any, payable upon due surrender of their Company Stock Certificates or their Company Convertible Promissory Notes, in all cases without any interest thereon and less all required withholding Taxes. Notwithstanding the foregoing, neither the Parent nor the Exchange Agent shall be liable to any holder of a Company Stock Certificate or Company Convertible Promissory Note for Merger Consideration (or dividends or distributions in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 2.4 Certain Adjustments

. If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding shares of Parent Common Stock, Company Common Stock or Company Preferred Stock shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an "Adjustment Event"), the Merger Consideration shall be adjusted correspondingly to provide to the holders of Company Common Stock and the Company Preferred Stock the right to receive the same economic effect as contemplated by this Agreement immediately prior to such Adjustment Event and Parent’s payment obligations likewise shall be correspondingly adjusted such that it shall be required to pay and deliver not more than the aggregate Merger Consideration contemplated by this Agreement. The parties acknowledge and agree that Parent may increase its authorized, but unissued securities pursuant to Section 5.4(a), and that change shall not result in any adjustment pursuant to this Section.

SECTION 2.5 Shares of Dissenting Shareholders

. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock and Company Preferred Stock that are outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his appraisal rights under Chapter 13 of the CGCL (the "Dissenting Shares) shall not be converted into the right to receive the Merger Consideration; provided, however, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such shareholder’s right to dissent from the Merger under the CGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the CGCL, each share of such holder’s Company Common Stock or Preferred Stock, as the case may be, thereupon shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Junior Stock Merger Consideration or Preferred Merger Consideration respectively, in accordance with Section 2.1. The Company shall give Parent prompt written notice of (i) all demands for appraisal or payment for shares of Company Common Stock or Company Preferred Stock received by the Company prior to the Effective Time in accordance with the CGCL and (ii) any settlement or offer to settle any such demands.

SECTION 2.6 Stock Options

(a) At or prior to the Effective Time each outstanding option to purchase shares of Company Common Stock (a “Company Stock Option”) granted under the Company Stock Plans and granted outside the Company Stock Plans shall be amended to constitute an option to acquire such Junior Stock Merger Consideration as the holder of such Company Stock Option would have been entitled to receive in the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time; provided, however, that with respect to any Company Stock Option which is an incentive stock option (an “ISO”) within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”), the determination of the exercise price, number of shares purchasable and terms and conditions of vesting shall in all respects comply with Section 424(a) of the Code.

(b) As promptly as practicable (1) after the Effective Time in the event the Qualified Financing has occurred prior to the Effective Time or (2) after the release of the Aggregate Merger Consideration from Escrow pursuant to Section 2,9, Parent shall deliver to each holder of a Company Stock Option a notice that accurately reflects the changes to such options as contemplated by subsection (a) of this Section 2.6.

(c) The Merger Consideration allocated to the Company Stock Options shall be reserved out of the Junior Stock Merger Consideration by Parent for issuance upon the exercise of all Company Stock Options after the Effective Time. Notwithstanding the foregoing, if any Company Stock Option expires or is forfeited or cancelled, pursuant to its terms, after the Effective Date, the Parent Common Stock underlying such stock option shall no longer be reserved and shall be released as treasury stock to Parent. With respect to the Parent Common Stock underlying the Company Stock Options, Parent shall, no later than Ten (10) days after the Effective Time (notwithstanding that such shares shall be subject to the Lock-Up Period) (i) file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-8 and use its best efforts to have such registration statement become and remain continuously effective under the Securities Act and, if the Company is then listed on a national stock exchange, file with such exchange a listing application and use its best efforts to have such shares admitted to trading thereon upon exercises of Company Stock Options; provided, that listing shall not be required prior to the expiration of the applicable Lock-Up Period.

SECTION 2.7 Warrants

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(a) At the Effective Time, to the extent not exercised prior to the Effective Time, each outstanding warrant to purchase shares of Company Common Stock or Company Preferred Stock (a “Company Warrant”) set forth on Schedule 2.7 of the Company Disclosure Schedule hereof shall be amended as permitted under such Company Warrant to constitute a warrant to acquire such Junior Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, as the holder of such Company Warrants would have been entitled to receive in the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time. Every other Company Warrant shall be cancelled upon the Effective Time.

(b) As promptly as practicable after (1) the Effective Time in the event the Qualified Financing has occurred prior to the Effective Time or (2) the release of the Aggregate Merger Consideration from Escrow pursuant to Section 2,9, Parent shall deliver to each holder of a Company Warrant a notice that accurately reflects the Junior Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, each such holder is entitled to receive upon the exercise of such holder’s Company Warrant.

(c) The Merger Consideration allocated to the Company Warrants shall be reserved for issuance out of the Junior Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable, by Parent for issuance upon exercise in full of all Company Warrants after the Effective Time and the Parent shall register such Parent Common Stock reserved for issuance upon the exercise of the Company Warrants on the Form S-4, but such shares shall be subject to the Lock-Up Period. Notwithstanding the foregoing, upon the expiration of the Company Warrants, such Parent Common Stock reserved for issuance upon the exercise of the Company Warrants shall no longer be reserved and shall be released as treasury stock to Parent.

SECTION 2.8. Convertible Promissory Notes

. Subject to Section 2.9 below, at the Effective Time, to the extent not converted prior to the Effective Time, each outstanding senior secured convertible promissory note of the Company (a “Company Convertible Promissory Note”) set forth on Schedule 2.8 of the Company Disclosure Schedule hereof shall be cancelled upon the right to receive, subject to Section 2.2, that number of shares of Parent Common Stock equal to (a) the sum of (i) the outstanding principal amount and any accrued but unpaid interest of such Company Convertible Promissory Note and (ii) one hundred fifty percent (150%) of the outstanding principal amount of such Company Convertible Promissory Note, divided by the lesser of (1) $3.00 per share or (2) the price per share used in the Qualified Financing, or in the event the Qualified Financing does not occur on or before the date that is six (6) months after the Closing Date, the weighted average closing price per share of Parent Common Stock over the twenty (20) trading day period ending three (3) days prior to the date that is six (6) months after the Closing Date; provided, that in no event shall such number of shares be greater than the number of shares of Parent Common Stock in the Aggregate Merger Consideration (such sum, collectively with all the Company Convertible Promissory Notes, the “Convertible Promissory Note Merger Consideration”).

SECTION 2.9. Escrow of Merger Consideration

In the event the Qualified Financing does not occur prior to the Effective Time, Parent shall cause the Aggregate Merger Consideration to be delivered in escrow (the “Escrow”) to an escrow agent designated by the Company (the “Escrow Agent”) pursuant to an escrow agreement to be entered into by and among the Company, Escrow Agent and a representative of the holders of Company Convertible Promissory Notes, the Company Preferred Stock and the Company Junior Stock and holders of Company Stock Options and Company Warrants thereto who shall be designated by the Board of Directors of the Company (the “Stakeholder Representative”). As soon as practicable after the earlier of the closing of the Qualified Financing or the date that is six (6) months after the Closing Date, the Escrow Agent shall determine the amount of the Aggregate Merger Consideration due to the holders of the Company Convertible Promissory Notes in accordance with Section 2.8 and shall determine the amount of Residual Merger Consideration due to the holders of the Company Preferred Stock and Company Warrants for Company Preferred Stock in accordance with Section 2.1(c) through (i) and Section 2.7 (the “Company Preferred Allocation”) and the holders of Company Junior Stock, Company Stock Options and Company Warrants for Company Common Stock in accordance with Sections 2.1(j), 2.6 and 2.7 (the “Company Junior Allocation”). Notwithstanding anything to the contrary in this Agreement, in the event the Convertible Promissory Note Merger Consideration as calculated pursuant to Section 2.8 of this Agreement should exceed Ninety Percent (90%) of the Aggregate Merger Consideration, the Convertible Promissory Note Merger Consideration shall be adjusted to such lower figure as shall equal Ninety Percent (90%) of the amount of the Aggregate Merger Consideration, and the holders of the Company Preferred Stock, the Company Junior Stock, the Company Stock Options and Company Warrants shall be entitled to receive, in the aggregate, not less than Ten Percent (10%) of the Aggregate Merger Consideration which shall be allocated pursuant to the Company Preferred Allocation and the Company Junior Allocation set forth in this Section 2.9. As soon as practicable after the closing of the Qualified Financing or the date that is six (6) months after the Closing Date, the Escrow Agent shall provide the Exchange Agent with the information required by the Merger Consideration Statement with respect to the release of the Escrow, the allocation of Aggregate Merger Consideration pursuant to this Section 2.9 and any stock certificate for Parent Common Stock representing the Aggregate Merger Consideration held by Escrow Agent.

SECTION 2.10 Tax-Free Reorganization

. The Merger is intended to be a reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") and making specific reference to the particular subsection(s) of this Agreement to which exception is being taken, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Corporate Power

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(a) Each of the Company and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule. Each of the Company and its subsidiaries is duly qualified or licensed to conduct business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

(b) The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of the articles of incorporation and by-laws or other organizational documents of the Company and its subsidiaries, as in effect at the date of this Agreement, and which shall be in effect as of the Closing Date.

SECTION 3.2 Subsidiaries

. Section 3.2 of the Company Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the subsidiaries of the Company, whether consolidated or unconsolidated. The outstanding securities of the subsidiaries of the Company are set forth in Section 3.2 of the Company Disclosure Schedules and all outstanding shares of capital stock of, or other equity interests in, each such subsidiary: (i) have been duly authorized, validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, adverse claims, mortgages and security interests of any kind or nature whatsoever (collectively, "Liens"); and (iii) are free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such subsidiary’s business as presently conducted. Except as set forth above or in Section 3.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

SECTION 3.3 Capital Structure The authorized capital stock of the Company is as set forth in Section 3.3 of the Company Disclosure Schedules. Such Company Disclosure Schedule sets forth, as of the date hereof, the number of shares of each class or type issued, the number held in treasury, the number reserved for issuance and the reason the same are reserved for issuance, and whether any of the foregoing are held by subsidiaries and, if so, how many. As used in this Agreement, each incentive or other stock option plan, other agreement and arrangements providing for equity-based compensation to any director, employee, consultant or independent contractor of the Company or any of its subsidiaries shall sometimes hereafter be referred to as "Company Stock Plans". The number of Company Stock Options as of the date hereof, the number of shares subject to each such Company Stock Option, the grant date, exercise price, term and vesting schedule of each such Company Stock Option and the names of the holders thereof is set forth on Section 3.3 of the Company Disclosure Schedules. As of the date hereof, the number of shares of the Company Common Stock subject to Company Stock Options issued under a Company Stock Plan and the number of such shares subject to Company Stock Options issued outside any Company Stock Plan are set forth in Section 3.3 of the Company Disclosure Schedules. As of the date hereof, the number of Company Warrants issued and outstanding is as set forth in Section 2.7 of the Company Disclosure Schedules. As of the date hereof, the Company Convertible Promissory Notes are as set forth in Section 2.8 of the Company Disclosure Schedules, and the number and type of securities of the Company reserved for issuance upon conversion of Company Convertible Promissory Notes is set forth in Section 2.7 of the Company Disclosure Schedules. Except as set forth in this Section and except for changes since the date of this Agreement resulting from the exercise of Company Stock Options or Company Warrants or the conversion of Company Preferred Stock or Company Convertible Promissory Notes outstanding on such date, there are no outstanding (i) shares of capital stock or other securities (voting or otherwise) of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or securities (voting or otherwise) of the Company, or (iii) options, warrants or other rights to acquire from the Company, directly or indirectly, or obligations of the Company to issue, any capital stock or securities (voting or otherwise), or any other securities convertible into or exchangeable for capital stock or securities of the Company. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Company’s Amended and Restated Articles of Incorporation as amended by the Certificates of Amendment (the “Company’s Articles of Incorporation”) or any agreement to which the Company is a party or by which the Company may be bound.

SECTION 3.4 Authority; Noncontravention  (a) The Company has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for any required approval by the Company’s shareholders in connection with the consummation of the Merger, all corporate acts and proceedings required to be taken by or on the part of the Company to authorize the Company to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement of the Company.

(b) The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under (i) any provision of the Company’s Articles of Incorporation, (ii) any loan or credit agreement, note, mortgage, indenture, lease or other Company Significant Contract or (iii) instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except, with respect to clauses (ii) and (iii) only, for those which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any governmental body, court, agency, official or authority (each, a “Governmental Entity,” collectively “Government Entities”) other than the filing of a certificate of merger with the California Secretary of State and (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(d) The execution and delivery of this Agreement and the consummation of the Merger will not result in the creation of any Lien upon any asset of the Company.

(e) Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, no consent, approval, waiver or other action by any person (other than the governmental authorities referred to in (b) above) under any indenture, lease, instrument or other material contract, agreement or document to which the Company is a party or by which the Company is bound is required or necessary for, or made necessary by reason of, the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger, except for those which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

SECTION 3.5 Financial Statements; Undisclosed Liabilities (a) The Company has furnished to the Parent true, correct and complete copies of: (i) audited balance sheets of the Company and its subsidiaries as of December 31, 2002 and December 31 2003 and an unaudited balance sheet of the Company and its subsidiaries as of December 31, 2004; and (ii) audited income statements of the Company and its subsidiaries as of December 31, 2002 and December 31, 2003 and an unaudited income statement of the Company and its subsidiaries for the year ended December 31, 2004 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared by the Company and its subsidiaries on the basis of the books and records maintained by the Company and its subsidiaries in the ordinary course of business in a manner consistently used and applied throughout the periods involved. The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and fairly present in all material respects the financial condition of the Company and its subsidiaries as at the respective dates thereof, except that the Company and its subsidiaries’ unaudited balance sheet as of December 31, 2004 and income statements for the twelve-month period ended December 31, 2004 are subject to normal year end adjustments in the ordinary course of business, but none of those adjustments are, or shall be, material.

(b) Except for liabilities (i) set forth in Section 3.5 of the Company Disclosure Schedule or (ii) reflected in the Company’s audited financial statements as at, and for the period ending, December 31, 2003, the Company has no material liabilities or obligations, whether absolute, accrued, contingent or otherwise. Since December 31, 2003, the Company has incurred no material liabilities or obligations, whether absolute, accrued, contingent or otherwise except as set forth in Section 3.5 of the Company Disclosure Schedule. Any such material liabilities or obligations incurred for the period from January 1, 2004 through December 31, 2004 were incurred in the ordinary course of the Company’s business consistent with past practices and are reflected in the Company Financial Statements in accordance with GAAP on the basis of the books and records maintained by the Company and its subsidiaries in the ordinary course of business in a manner consistently used and applied throughout the periods involved. Any such material liabilities or obligations incurred since December 31, 2004 were incurred (x) in the ordinary course of the Company’s business consistent with past practices or (y) in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby.

SECTION 3.6 Company Contracts

. (a) Section 3.6 of the Company Disclosure Schedule lists all Company Significant Contracts other than non-disclosure agreements and non-solicitation agreements entered into in the ordinary course of business which are not material to the Company. Each Company Significant Contract is valid and binding on and enforceable against the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary) and, to the knowledge of the Company, each other party thereto and is in full force and effect. Neither the Company nor any of its subsidiaries is in breach or default under any Company Significant Contract. Neither the Company nor any subsidiary of the Company knows of, or has received notice of, any violation, default, right of acceleration of any obligation or loss of a material benefit under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default, right of acceleration of any obligation or loss of a material benefit, under) any Company Significant Contract by any other party thereto. Prior to the date hereof, the Company has delivered to Parent true and complete copies of all Company Significant Contracts.

(b) As used in this Agreement, “Contract” shall mean any contract, note, bond, restrictive agreement of any kind, mortgage, indenture, evidence of indebtedness, guarantee, make-well or make-whole agreement, license agreement, lease, arrangement, commitment or other instrument or obligation to which a person or any of its subsidiaries is a party or by which such person or any of its subsidiaries is bound or to which any of such person’s or any of its subsidiaries’ assets or properties are subject, in each such case whether written or oral. As used in this Agreement, “Company Contract” shall mean any Contract of the Company or any of its subsidiaries. As used in this Agreement, “Company Significant Contract” shall mean any Contract which is material to the Company including, without limitation, each of the following:

(i) any Contract that (A) involves the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any of its subsidiaries, of more than $50,000 individually or more than $200,000 in the aggregate and (B) cannot be terminated within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to the Company or any of its subsidiaries;

(ii) any Contract which contains provisions which in any non-de minimis manner restrict, or may restrict, the conduct of business as presently conducted by the Company or any of its subsidiaries;

(iii) any Contract restricting in any way the right of the Company or any subsidiary to engage in business or to compete in any business;

(iv) any Contract providing for the indemnification or surety by the Company or any subsidiary of the Company;

(v) any strategic alliance, revenue sharing joint venture or partnership agreement of the Company or any subsidiary of the Company;

(vi) any Contract which grants any right of first or last refusal or right of first or last offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business;

(vii) any Contract providing for any material future payments that are conditioned, in whole or in part, on a change of control of the Company or any of its subsidiaries;

(viii) any employment agreement or any agreement or arrangement with any officer, director or key employee of the Company or any subsidiary of the Company;

(ix) any Contract of the Company or any of its subsidiaries providing for or pertaining to employment or consultation services for a specified or unspecified term except for (A) Contracts involving payment of less than $50,000 individually or less than $200,000 in the aggregate, and (B) Contracts which can be terminated within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to the Company or any of its subsidiaries, including, without limitation, any material severance pay or post-employment liabilities or obligations of the Company or any of its subsidiaries;

(x) any Contract pertaining to the use of or granting of any right to use or practice any rights under any Intellectual Property of the Company, whether the Company is the licensee or licensor thereunder, except for Contracts under which the Company or any of its subsidiaries is a licensee or “off-the-shelf” software provided that, to the Company’s knowledge, there is no default under any such Contract;

(xi) any Contract pursuant to which the Company or any of its subsidiaries leases or uses any real property;

(xii) any Contract relating to Indebtedness of the Company or any of its subsidiaries in excess of $50,000 or to preferred stock issued by the Company or any of its subsidiaries (other than Indebtedness owing to or preferred stock owned by the Company or any of its wholly-owned subsidiaries). As used in this Agreement the term “Indebtedness” means, with respect to a person, all obligations of such person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other person, and (vi) make-well or make-whole agreements entered into on behalf of any other person;

(xiii) any Contract with distributors, dealers, manufacturers, manufacturer’s representatives, sales agencies, franchisees, or pre-clinical or clinical trial testing entities;

(xiv) any Contract relating to (A) the future disposition or acquisition of any assets or properties of the Company or any of its subsidiaries, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other type of business combination;

(xv) any Contract between or among the Company or any of its subsidiaries, on the one hand, and any officer, director, employee or shareholder of the Company or any of its subsidiaries, or any affiliate or associate of the Company (other than the Company or any of its subsidiaries, which inter-company transactions are not the subject of this clause), on the other hand;

(xvi) any collective bargaining or similar labor Contracts;

(xvii) any Contracts that (A) limit or contain restrictions on the ability of the Company or any of its subsidiaries to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any lien, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any business combination or (B) require the Company or any of its subsidiaries to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(xviii) any Contract that (A) involves the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any of its subsidiaries, of more than $50,000 and (B) cannot be terminated within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to the Company or any of its subsidiaries; and

(xix) any Contract not made in the ordinary course of business which is material to the Company and its subsidiaries, taken as a whole, or which reasonably would be expected (x) to delay the consummation of the Merger or any of the transactions contemplated by this Agreement or (y) to have a material adverse effect on the Company.

SECTION 3.7 Absence of Certain Changes

. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Closing Date, since December 31, 2003, (i) there has not been any material adverse change in the Company or any event which either individually or when aggregated with other event(s) has or reasonably would be expected to have a material adverse effect on the Company, or (ii) there are not, to the Company’s knowledge, any facts, circumstances or events that make it reasonably likely that the Company will not be able to fulfill its obligations under this Agreement in all material respects. Without limiting the foregoing, except as set forth in Section 3.7 of the Company Disclosure Schedule, there has not occurred between December 31, 2003 and the date hereof:

(i)  any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any subsidiary not wholly owned by the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any subsidiary of any such capital stock of or any option or warrant with respect to the Company or any subsidiary not wholly owned by the Company;

(ii)  any authorization, issuance, sale or other disposition by the Company or any subsidiary of any shares of capital stock of or option or warrant with respect to the Company or any subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or any option or warrant with respect to the Company or any subsidiary;

(iii)  (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any subsidiary whose annual salary is, or after giving effect to such change would be, $50,000 or more; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any compensation or benefit plan, employment Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any compensation or benefit plan, employment Contract or other employee compensation arrangement; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any compensation or benefit plan except to the extent required by applicable law and, in the event compliance with legal requirements presented options, only to the extent that the option which the Company or subsidiary reasonably believed to be the least costly was chosen;

(iv)  (A) incurrences by the Company or any of the subsidiaries of Indebtedness in an aggregate principal amount exceeding $50,000 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any subsidiary under, any Indebtedness of or owing to the Company or any subsidiary (in either case other than any Indebtedness of the Company or a subsidiary owing to the Company or a wholly-owned subsidiary);

(v)  any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company or any subsidiary in an aggregate amount exceeding $50,000;

(vi)  any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the Company or any subsidiary, (y) any method of calculating any bad debt, contingency or other reserve of the Company or any subsidiary for accounting, financial reporting or tax purposes or (z) the fiscal year of the Company or any subsidiary;

(vii)  any write-off or write-down of or any determination to write off or down any of the assets and properties of the Company or any subsidiary in an aggregate amount exceeding $50,000;

(viii)  any acquisition or disposition of, or incurrence of a lien upon, any assets and properties of the Company or any subsidiary, other than in the ordinary course of business consistent with past practice;

(ix)  any (x) amendment of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any subsidiary, (y) reorganization, liquidation or dissolution of the Company or any subsidiary or (z) merger or other type of business combination involving the Company or any subsidiary and any other person (other than the Company or another wholly-owned subsidiary of the Company);

(x)  any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 3.6;

(xi)  any lapse, or any material breach or default under, or the incurrence of any material penalty or loss or diminishment of rights under, or the occurrence of any event which, with notice or the passage of time or both, could constitute the same, with respect to any Company Significant Contract;

(xii)  capital expenditures or commitments for additions to property, plant or equipment of the Company and any subsidiary constituting capital assets in an aggregate amount exceeding $50,000, in the aggregate;

(xiii)  any commencement or termination by the Company or any subsidiary of any line of business;

(xiv)  any transaction by the Company or any subsidiary with any officer, director, or shareholder of the Company or any subsidiary, or any affiliate or associate of any of them (other than the Company or any subsidiary) other than on an arm’s-length basis on terms substantially the same as those available from unrelated third parties; or

(xv)  any entering into of an agreement to do or engage in any of the foregoing after the date hereof.

SECTION 3.8 Permits; Compliance with Applicable Laws

(a) The Company and its subsidiaries own and/or possess all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the respective businesses of the Company and its subsidiaries (the "Permits") as presently conducted, except for those the failure to own or possess would not reasonably be expected to have a material adverse effect on the Company. Each such Permit is listed in Section 3.8 of the Company Disclosure Schedule. Each of the Company and its subsidiaries is in compliance with the terms of its Permits and all the Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of the Company, threatened, except where the failure to be in full force and effect individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company.

(b) Each of the Company and its subsidiaries is in compliance in all respects with all applicable statutes, laws, regulations, ordinances, Permits, rules, writs, judgments, orders, decrees and arbitration awards of each Governmental Entity applicable to the Company or its subsidiaries, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

(c) Except for filings with respect to Taxes which is the subject of Section 3.10, and not covered by this Section 3.8(c), the Company and each of its subsidiaries have filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with each Governmental Entity (the "Other Company Documents"), and have paid all fees and assessments, if any, due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Company.

SECTION 3.9 Absence of Litigation (a) As used in this Agreement with respect to any person, an “Action” is any litigation, action, suit, case, proceeding, administrative charge or citation, investigation or arbitration against, relating to, or affecting such person or any of its subsidiaries or any of their respective assets or properties. Section 3.9(a) of the Company Disclosure Schedule contains a true and current summary description of each pending and, to the Company’s knowledge, threatened Action with respect to the Company or any of its subsidiaries.

(b) Except as disclosed in Section 3.9(b) of the Company Disclosure Schedule, there is no Action relating to the Company or any of its subsidiaries by or before any Governmental Entity or otherwise pending or, to the best of the Company’s knowledge, threatened, which could reasonably be expected to have a material adverse effect on the Company nor, to the best of the Company’s knowledge, are there any facts or circumstances which could reasonably be expected to give rise to any such Action.

(c) Except as disclosed in Section 3.9(c) of the Company Disclosure Schedule, there is no Action relating to the Company or any of its subsidiaries by or before any Governmental Entity or otherwise pending or, to the best of the Company’s knowledge, threatened, which could reasonably be expected to delay, prohibit, make illegal, or have a material adverse effect on the consummation of this Agreement or the transactions contemplated hereby, or the benefits to the parties hereto intended hereby and thereby.

(d) Prior to the execution of this Agreement, the Company has delivered to Parent all responses of counsel for the Company and its subsidiaries to auditors’ requests for information delivered in connection with the Company Financial Statements (together with any updates provided by such counsel) regarding Actions pending or threatened against, relating to or affecting the Company or any of its subsidiaries.

SECTION 3.10 Tax Matters

(a) Each of the Company and each of its subsidiaries has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all United States federal income and other Tax Returns required to be filed by it (giving effect to all extensions), except where the failure to file any such Tax Returns in a timely fashion or at all would not reasonably be expected to have a material adverse effect on the Company, and such Tax Returns are true, correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid in full on its behalf) all United States federal income and other material Taxes required to have been paid by it; and (iii) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and provisions for Taxes reflected in the Company’s Financial Statements are adequate in accordance with GAAP for all Taxes accrued or accruable through the date of such statements.

(b) As of the date of this Agreement, no Federal, state, local or foreign audits, suits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries, and neither the Company nor any subsidiary of the Company has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

(c) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed in writing by any Governmental Entity against, or with respect to, the Company or any of its subsidiaries. There is no action, suit or audit now in progress, pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of its subsidiaries with respect to any material Tax.

(d) Neither the Company nor any of its subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only the Company and any of its subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(e) No election under Section 341(f) of the Code has been made by the Company or any of its subsidiaries.

(f) No claim has been made in writing by any Governmental Entities in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(g) Each of the Company and each of its subsidiaries has made available to Parent correct and complete copies of (i) all of their Tax Returns filed within the past three years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to the Federal, state, local or foreign Taxes due from or with respect to the Company or any of its subsidiaries, and (iii) any closing letters or agreements entered into by the Company or any of its subsidiaries with any Governmental Entities within the past three years with respect to Taxes.

(h) Neither the Company nor any of its subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Company and its subsidiaries no such deficiency or assessment is proposed.

(i) For purposes of this Agreement:

(i)  "Tax" or "Taxes" shall mean shall mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

(ii) "Tax Return" shall mean any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendments thereof.

SECTION 3.11 Employee Benefit Plans

(a) As used in this Agreement, the term “Employee Plan” shall mean, with respect to any person, all pension, stock option, stock purchase, phantom stock, bonus, compensation, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, medical, surgical, dental, optical, psychiatric, insurance, incentive, deferred compensation, death and other similar fringe or employee benefit plans, funds, programs or arrangements, whether written or oral, in each of the foregoing cases which covers, is maintained for the benefit of, or relates to any or all current or former employees of such person or any other entity (an "ERISA Affiliate") related to such person under Section 414(b), (c), (m) and (o) of the Code, including, without limitation, subsidiaries of such person. Section 3.11 of the Company Disclosure Schedule contains a true and complete list of all of the Company’s Employee Plans. Section 3.11 of the Company Disclosure Schedule identifies and includes but is not limited to, each of the Company’s Employee Plans that is subject to Section 302 or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 412 of the Code. Neither the Company nor any ERISA Affiliate of the Company has any commitment or formal plan, whether or not legally binding, to create any additional Employee Plan or modify or change any existing Employee Plan other than as may be required by the express terms of such Employee Plan or applicable law.

(b) With respect to each Employee Plan that has been qualified or is intended or required to be qualified under the Code or that is an "Employee Benefit Plan" within the meaning of Section 3.3 of ERISA, such Employee Plan has been duly executed and adopted by all necessary and appropriate action of the Board of Directors of the Company (or a duly constituted committee thereof).

(c) With respect to the Employee Plans, all required contributions for all periods ending before the Closing Date have been or will be paid in full by the Closing Date. Subject only to normal retrospective adjustments in the ordinary course, all required insurance premiums have been or will be paid in full with regard to such Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date by the Closing Date. As of the date hereof, none of the Employee Plans has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA.

(d) The Company has no "multiemployer plans," as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414 (“MultiEmployer Plans”), and never has had any such plans.

(e) With respect to each Employee Plan (i) no prohibited transactions that are not exempt under Section 406, et seq. of ERISA or Section 4975 of the Code have occurred or are expected to occur as a result of the Merger or the transactions contemplated by this Agreement, (ii) no action, suit, grievance, arbitration or other type of litigation, or claim with respect to the assets of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted or relating to qualified domestic relations orders) is pending or, to the knowledge of the Company, threatened or imminent against the Company, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA ("Fiduciary"), including, but not limited to, any action, suit, grievance, arbitration or other type of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan and (iii) the Company has no knowledge of any facts which would reasonably be expected to give rise to or could reasonably be expected to give rise to any such actions, suits, grievances, arbitration or other type of litigation, or claims with respect to any Employee Plan. To the knowledge of the Company, neither the Company, nor its directors, officers, employees or any Fiduciary has any material amounts of liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plan. None of the Employee Plans is subject to any pending investigations or to the knowledge of the Company threatened investigations from any Governmental Agencies who enforce applicable laws under ERISA and the Code.

(f) Each of the Employee Plans is, and has been, operated in accordance with its terms and each of the Employee Plans, and administration thereof, is, and has been in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, except where the failure to comply individually or in the aggregate would not have a material adverse effect on the Company. All required reports and descriptions of the Employee Plans (including but not limited to Form 5500 Annual Reports, Form 1024 Application for Recognition of Exemption Under Section 501(a), Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed as required by ERISA and the Code. Any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to the Employee Plans, including but not limited to any notices required by Section 204(h), Section 606 or Section 4043 of ERISA or Section 4980B of the Code, have been appropriately given, except where the failure to comply individually or in the aggregate would not have a material adverse effect on the Company.

(g) Except in the case of a master or prototype plan, the Internal Revenue Service (the "IRS") has issued a favorable determination letter with respect to each Employee Plan intended or required to be "qualified" within the meaning of Section 401(a) of the Code that has not been revoked and, to the knowledge of the Company, no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Employee Plan intended to satisfy the requirements of Section 125, 501(c)(9) or 501(c)(17) of the Code has satisfied such requirements in all material respects.

(h) With respect to each Employee Plan to which the Company or any ERISA Affiliate made, or was required to make, contributions on behalf of any employee during the five-year period ending on the last day of the most recent plan year end prior to the Closing Date, (i) no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and (ii) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability and (iii) the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits. No Employee Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year.

(i) No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code, Section 601 of ERISA or other applicable law, (ii) death benefits under any "pension plan," (iii) benefits the full cost of which is borne by the employee (or his beneficiary) or (iv) Employee Plans that can be amended or terminated by the Company without consent. The Company does not have any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current employees of the Company.

(j) No material amounts payable under the Employee Plans will fail to be deductible for Federal income tax purposes by virtue of Section 162(m) or Section 280(g) of the Code except as expressly set forth in Section 3.11(j) of the Company Disclosure Schedule .

(k) To the extent that the Company or any of its subsidiaries is deemed to be a fiduciary with respect to any Plan that is subject to ERISA, the Company or such subsidiary (i) during the past five years has complied with the requirements of ERISA and the Code in the performance of its duties and responsibilities with respect to such employee benefit plan and (ii) has not knowingly caused any of the trusts for which it serves as an investment manager, as defined in Section 3(38) of ERISA, to enter into any transaction that would constitute a "prohibited transaction" under Section 406 et seq. of ERISA or Section 4975 of the Code, with respect to any such trusts, except for transactions that are the subject of a statutory or administrative exemption.

(l) No person will be entitled to a "gross up" or other similar payment in respect of excise taxes under Section 4999 of the Code with respect to the transactions contemplated by this Agreement.

(m) None of the Employee Plans have been completely or partially terminated except in compliance with applicable law in all material respects, there are no remaining liabilities with respect to any such complete or partial termination, and none of the Employee Plans has been the subject of a "reportable event" as that term is defined in Section 4043 of ERISA. No amendment has been adopted which would require the Company or any ERISA Affiliate to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

SECTION 3.12 Labor Matters

(a) With respect to employees of the Company and its subsidiaries: (i) to the knowledge of the Company, no senior executive or key employee has any plans to terminate employment with the Company or any of its subsidiaries; (ii) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company or any of its subsidiaries, threatened before the National Labor Relations Board or any other comparable Governmental Entity; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable Governmental Entity; (iv) there are, and have been, no collective bargaining agreements; and (v) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the knowledge of the Company, proposed or threatened against the Company or any of its subsidiaries relating to employment, employment practices, terms and conditions of employment or wages, benefits, severance and hours.

(b) Section 3.12(b) of the Company Disclosure Schedule lists the name, title, date of employment and current annual salary of each current salaried employee whose total annual compensation exceeds $100,000 (whether cash or otherwise, including such items as options) of each current officer and director of the Company or any of its subsidiaries, and each current salaried employee of the Company or any of its subsidiaries. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) result in any payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, employee or independent contractor of the Company or any of its subsidiaries, from the Company or any of its subsidiaries under any Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Plan or otherwise, or (iii) result in the acceleration of the time of payment, exercise or vesting of any such benefits.

(c) Section 3.12(c) of the Company Disclosure Schedule lists all contracts, agreements, plans or arrangements covering any employee, officer or director of the Company or its subsidiaries containing “change of control,” “stay-put,” transition, retention, severance or similar provisions, and sets forth the names and titles of all such employees, officers or directors, the amounts payable under such provisions, whether such provisions would become payable as a result of the Merger and the transactions contemplated by this Agreement, and when such amounts would be payable to such employees, officers or directors, all of which are in writing, have heretofore been duly approved by the Company’s Board of Directors, and true and complete copies of all of which have heretofore been delivered to Parent. There is no contract, agreement, plan or arrangement (oral or written) covering any employee, officer or director of the Company that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

SECTION 3.13 Environmental Matters Except for such matters which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company:

(a) (i) The Company and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither the Company nor any of its subsidiaries has received any written communication from any person or governmental entity that alleges that the Company or any of its subsidiaries are not in compliance with applicable Environmental Laws; and (iii) there have not been any Releases in any reportable quantity, or in violation of any Environmental Law, of Hazardous Substances by the Company or any of its subsidiaries, or, to the knowledge of the Company, by any other party at any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries that occurred during the period of the Company’s or any of its subsidiaries’ ownership, lease or operation of such property or, to the knowledge of the Company, prior thereto, and no property now or previously owned or leased by the Company or any subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(b) The Company and its subsidiaries have all Environmental Permits necessary for the conduct and operation of their business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits.

(c) There are no Environmental claims pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, or against any real or personal property or operation that the Company or any of its subsidiaries owns, leases or manages.

(d)  Except as set forth on Section 3.13(d) of the Company Disclosure Schedules, neither the Company, any of its subsidiaries, nor, to the knowledge of the Company, any prior owner or lessee of any property now or previously owned or leased by the Company or any subsidiary, has handled any Hazardous Substance on any property now or previously owned or leased by the Company or any subsidiary; and, without limiting the foregoing, to the knowledge of the Company, (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, and (iii) there are no underground storage tanks, active or abandoned.

(e)  To the knowledge of the Company, neither the Company nor any subsidiary has transported or arranged for the transportation of any Hazardous Substance to any location which is the subject of any Action that could lead to claims against Parent, Merger Sub, the Company or any subsidiary for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

(f) There are no Liens arising under or pursuant to any Environmental Law on any real property owned or leased by the Company or any subsidiary, and no action of any Governmental Authority has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens, and neither the Company nor any subsidiary would be required to place any notice or restriction relating to the presence of any Hazardous Substance at any property owned by it in any deed to such property.

(g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any subsidiary in relation to any property or facility now or previously owned or leased by the Company or any subsidiary which have not been delivered to Parent prior to the execution of this Agreement.

(h) As used in this Agreement:

(i) "Environmental Laws" shall mean any and all binding and applicable local, municipal, state, federal or international law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, code of practice, guidance, order, direction, consent, authorization, permit or similar requirement, approval or standard concerning (A) occupational, consumer and/or public health and safety, and/or (B) environmental matters (including without limitation clean-up standards and practices), with respect to operations, buildings, equipment, soil, sub-surface strata, air, surface water, or ground water, whether set forth in applicable law or applied in practice, whether to facilities such as those of the Company Properties in the jurisdictions in which the Company Properties are located or to facilities such as those used for the transportation, storage or disposal of Hazardous Substances generated by the Company and/or its subsidiaries or otherwise.

(ii) “Environmental Permits” shall mean Permits required by Environmental Laws.

(iii) "Hazardous Substances" shall mean any and all chemicals, materials, substances, wastes, dangerous substances, hazardous substances, toxic substances, radioactive substances, hazardous wastes, special wastes, controlled wastes, oils, petroleum and petroleum products, hazardous chemicals and any other materials which are regulated by the Environmental Laws or otherwise found or determined to be potentially harmful to human health or the environment, and any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority.

(iv) “Release” shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Substances (including, without limitation, the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment.

SECTION 3.14 Intellectual Property

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property (as defined below) owned by or licensed by the Company or any of its subsidiaries, a complete and accurate list (including date of registration, expiration date, and whether owned or licensed) of all U.S. and foreign (i) patents and patent applications, (ii) trademark or service mark registrations and applications, (iii) copyright registrations and applications, and (iv) Internet domain names. To the knowledge of the Company, the Company or one of its subsidiaries owns or has the valid right to use all patents and patent applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other proprietary rights (collectively, the "Intellectual Property"), owned by the Company or used in the business of the Company as it currently is conducted. "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting and content contained on any owned or operated Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing. The Company and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets. Neither the Company nor any subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, nor is there any default (or any condition which, with the giving of notice or lapse of time or both, would constitute a default) under any license out by the Company of any such Intellectual Property. This Agreement and the transactions contemplated hereby will not conflict with, or result in a default in respect of, or a diminishment of rights with respect to (whether with the giving of notice or lapse of time or both), any Intellectual Property licensed by the Company.

(b) As of the date hereof, all of the Intellectual Property owned by the Company or one of its subsidiaries is free and clear of all Liens, except as set forth on Section 3.14(b)(i) of the Company Disclosure Schedule. The Company or one of its subsidiaries is listed in the records of the appropriate United States, state or, to the Company’s knowledge, foreign agency as, the sole owner of record for each application and registration listed in Section 3.14(a) of the Company Disclosure Schedule.

(c) All of the registrations owned by the Company and listed in Section 3.14(a) of the Company Disclosure Schedule are valid, subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid and are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications). There is no pending or, to the Company’s knowledge, threatened opposition, interference, invalidation or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations and applications owned by the Company and listed in Section 3.14(a) of the Company Disclosure Schedule or, to the Company’s knowledge, against any other Intellectual Property used by the Company or its subsidiaries.

(d) To the knowledge of the Company, the conduct of the Company’s and its subsidiaries’ business as currently conducted or planned by the Company to be conducted does not, in any material respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.

(e) To the Company’s knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by or licensed to or by the Company or its subsidiaries and no such claims have been made against a third party by the Company or its subsidiaries.

(f) Each material item of Software, which is used by the Company or its subsidiaries in connection with the operation of their businesses as currently conducted, is either (i) owned by the Company or its subsidiaries, (ii) currently in the public domain or otherwise available to the Company without the need of a license, lease or consent of any third party, or (iii) used under rights granted to the Company or its subsidiaries pursuant to a written agreement, license or lease from a third party.

(g) Section 3.14 of the Company Disclosure Schedule sets forth Company's product candidates (the "Company Products") except for any category of Company Products specifically indicated to be excluded on that Schedule (Company Products in a category so excluded are hereinafter referred to as “Excluded Company Products”), and each Company Product (other than the Excluded Company Products) is in the phase of clinical trials as set forth in Section 3.14. of the Company Disclosure Schedule. To the knowledge of the Company, the consummation of the Merger and the transactions contemplated in this Agreement will not alter or impair the Company’s ability with respect to the Company’s Intellectual Property, the Company Products or the development of the Company Products in any respect.

SECTION 3.15 Insurance Matters

. The Company and its subsidiaries have all material primary insurance with financially sound and nationally recognized insurance carriers providing insurance coverage that is customary in amount and scope for other companies in the industry in which the Company and its subsidiaries operate. All such insurance policies are listed in Section 3.15 of the Company Disclosure Schedule and are in full force and effect, all premiums due and payable thereon have been paid and no written or oral notice of cancellation or termination has been received and is outstanding. The insurance coverage provided by the policies listed in Schedule 3.15 of the Company Disclosure Schedule will not terminate or lapse by reason of the transactions contemplated by this Agreement. Neither the Company nor any subsidiary has received notice that any insurer under any policy listed in Schedule 3.15 of the Company Disclosure Schedule is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

SECTION 3.16 Transactions with Affiliates

. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, there are (i) no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and neither the Company nor any of its subsidiaries is otherwise a creditor of or debtor to, any officer, director, or shareholder of the Company or any of its subsidiaries, or any affiliate or associate of any of them (any such person, a “Related Person”), other than as part of the normal and customary terms of such persons’ employment or service as an officer, director or employee of the Company or any of its subsidiaries; (ii) no Related Person provides or causes to be provided any assets, services or facilities to the Company or any subsidiary; (iii) neither the Company nor any subsidiary provides or causes to be provided any assets, services or facilities to any Related Person; and (iv) neither the Company nor any subsidiary beneficially owns, directly or indirectly, any assets or property of any Related Person, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act if the Company were subject to Regulation S-K. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, each of the liabilities and transactions listed in Section 3.16 of the Company Disclosure Schedule was incurred or engaged in, as the case may be, on an arm’s-length basis.

SECTION 3.17 Voting Requirements

. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the affirmative vote (in person or by duly authorized and valid proxy at the Company Shareholders Meeting) of the holders of a majority of the outstanding shares of Company Common Stock, the holders of a majority of the outstanding shares of the Company’s Preferred Stock and the holders of a majority of the outstanding shares of the Company’s Preferred Stock expressly excluding the shares of Company Series E Preferred Stock, voting together as a single class, in favor of the adoption of this Agreement is the only vote of the holders of any class or series of the Company’s capital stock required by applicable law and the Company’s organizational instruments to duly effect such adoption, and the number of shares that must be voted in favor of the adoption of this Agreement by each class of the Company’s securities are set forth in Section 3.17 of the Company Disclosure Schedule.

SECTION 3.18 Brokers

. Except as set forth in Section 3.18 of the Company Disclosure Schedule, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.19 Real Property

. (a) Each of the Company and its subsidiaries has valid leaseholds in all real estate leased by it, other than Permitted Liens. Neither the Company nor any of its subsidiaries owns any real property. Section 3.19(a) of the Company Disclosure Schedule sets forth a complete list of all real property leased, subleased, or otherwise occupied or used by the Company and its Subsidiaries as lessee.

(b) As used in this Agreement, “Permitted Liens” shall mean: (i) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate provisions on the books and records of the Company or Parent, as the case may be, in accordance with GAAP, (ii) with respect to real property, any Lien, encumbrance or other title defect which is not in a liquidated amount (whether material or immaterial) and which does not, individually or in the aggregate, interfere materially with the current use or materially detract from the value or marketability of such property (assuming its continued use in the manner in which it is currently used) and (iii) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings. As used with respect to real property, the term “Permitted Liens” shall also include any Lien reflected (A) on the Company’s and its subsidiaries’ or Parent’s and its subsidiaries’, as the case may be, title reports and (B) in Section 3.19(b)(i) of the Company Disclosure Schedule or Section 4.19 of the Parent Disclosure Schedule, as the case may be,, provided, that none of the same shall materially interfere with the use of such real property by the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, as the same is currently used or planned to be used, and that none of the same materially detracts from the economic value of such real property.

SECTION 3.20 Tangible Personal Property. Except as would not materially impair the Company and its operations or the operations of its subsidiaries, the machinery, equipment, furniture, fixtures and other tangible personal property (the "Tangible Personal Property") owned, leased or used by the Company or any of its subsidiaries is in the aggregate sufficient and adequate to carry on their respective businesses in all material respects as presently conducted and is, in the aggregate and in all material respects, in good operating condition and repair, normal wear and tear excepted. Section 3.20 of the Company Disclosure Schedule lists the Company’s Tangible Personal Property having a replacement cost of not less than $500 for each item. The Company and its subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the Tangible Personal Property material to the Company and its subsidiaries, taken as a whole, free and clear of all Liens, other than Permitted Liens. No related party owns any Tangible Personal Property utilized by the Company in its business as currently conducted.

SECTION 3.21 Investment Company. Neither the Company nor any of its subsidiaries is an investment company required to be registered as an investment company pursuant to the Investment Company Act.

SECTION 3.22 Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of the Company, after full and deliberate consideration, has (i) duly approved this Agreement and resolved that the Merger and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s shareholders, (ii) resolved to recommend that the Company’s shareholders approve the Merger and the transactions contemplated hereby and (iii) directed that the Merger be submitted for consideration by the holders of Company Common Stock and Company Preferred Stock.

SECTION 3.23 Books and Records. Each of the Company and the subsidiaries maintains and has maintained accurate books and records in accordance with GAAP reflecting its assets and liabilities and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

SECTION 3.24 Accuracy of Information. To the knowledge of the Company, neither this Agreement, the Company Disclosure Schedule nor any other document, schedule, exhibit, certificate or instrument provided by the Company or any of the Company’s subsidiaries or any of their respective employees or agents to Parent in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, except that no representation or warranty is made by the Company with respect to statements made based on information supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") and making specific reference to the particular subsection(s) of this Agreement to which exception is being taken, Parent hereby represents and warrants to the Company as follows:

SECTION 4.1 Organization, Standing and Corporate Power.

(a) Each of Parent, its subsidiaries and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and requisite authority to carry on its business as presently being conducted. Each of Parent and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction listed in Section 4.1 of the Parent Disclosure Schedule. Each of Parent and its subsidiaries is duly qualified or licensed to conduct business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent.

(b) Parent has delivered or made available to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents of Parent, its subsidiaries and Merger Sub, as in effect at the date of this Agreement, and which shall be in effect as of the Closing Date (subject to any amendments permitted under Section 5.4(a) hereof).

SECTION 4.2 Subsidiaries

. (a) Section 4.2 of the Parent Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the subsidiaries of Parent, whether consolidated or unconsolidated. The outstanding securities of the subsidiaries of Parent are set forth in Section 4.2 of the Parent Disclosure Schedules and all outstanding shares of capital stock of, or other equity interests in, each such subsidiary: (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned directly or indirectly by Parent, free and clear of all Liens. Except as set forth above or in Section 4.2 of Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

(b) Merger Sub is a newly formed corporation with no material assets or liabilities, except for liabilities arising under this Agreement. Merger Sub will not conduct any business or activities other than the issuance of its capital stock to Parent prior to the Merger.

SECTION 4.3 Capital Structure. (a) The authorized capital stock of Parent consists of 50,000,000 shares of common stock, $0.001 par value (the "Parent Common Stock"), and no shares of preferred stock of Parent ("Parent Authorized Preferred Stock"). As of the date hereof: (i) 18,000,000 shares of Parent Common Stock were issued and outstanding; (ii) no (0) shares of Parent Common Stock were held by Parent in its treasury; (iii) no (0) shares of Parent Common Stock were held by subsidiaries of Parent; (iv) currently no shares of Parent Common Stock were reserved for issuance pursuant to the stock-based plans identified in Section 4.3 of the Parent Disclosure Schedule (such plans, collectively, the "Parent Stock Plans"), of which approximately no (0) shares are subject to outstanding employee stock options or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, "Parent Employee Stock Options"); and (v) no shares of Parent Common Stock are reserved for issuance pursuant to convertible securities. Except as set forth in this Section, there are no outstanding (i) shares of capital stock or other securities (voting or otherwise) of the Parent, (ii) securities of the Parent convertible into or exchangeable for shares of capital stock or securities (voting or otherwise) of the Parent, or (iii) options, warrants or other rights to acquire from the Parent, directly or indirectly, or obligations of the Parent to issue, any capital stock or securities (voting or otherwise), or any other securities convertible into or exchangeable for capital stock or securities of the Parent. All outstanding shares of capital stock of Parent have been, and all shares thereof which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized and validly issued and are fully paid and non assessable. All shares of capital stock of Parent outstanding as of the date hereof have been, and all shares which shall be issued as part of the Merger Consideration will be, when issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Parent’s Articles of Incorporation as amended by the Articles of Amendment (the “Parent’s Articles of Incorporation”) or any agreement to which the Parent is a party or by which the Parent may be bound.

(b) Parent has a sufficient number of duly authorized but unissued shares of Parent Common Stock to issue the maximum number of such shares contemplated by Article II of this Agreement as the Merger Consideration.

SECTION 4.4 Authority; Noncontravention. (a) Parent and Merger Sub have the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for any required approval by Parent’s shareholders in connection with the consummation of the Merger, all corporate acts and proceedings required to be taken by or on the part of Parent and Merger Sub to authorize Parent and Merger Sub, as the case may be, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement of Parent and Merger Sub.

(b) The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under (i) any provision of Parent’s or Merger Sub’s articles of incorporation, (ii) any loan or credit agreement, note, mortgage, indenture, lease or other Parent Contract or (iii) instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their properties or assets.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub requires no consent, approval, order or authorization of, action by or in respect of, or registration or filing with, any Governmental Entity other than (i) the filing of a certificate of merger in accordance with the Secretary; (ii) compliance with any applicable requirements of the HSR Act, if any; and with respect to Parent, (iii) approval of, and declaration of effectiveness of, the registration statement filed on Form S-4 with respect to the shares of Parent Common Stock issued as Merger Consideration, (iv) listing of the shares of Parent Common Stock issued as Merger Consideration on the OTC Bulletin Board, (v) compliance with any applicable requirement of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (vi) compliance with the Securities Act; and (vii) compliance with any state securities or blue sky laws.

(d) The execution and delivery of this Agreement and the consummation of the Merger will not result in the creation of any Lien upon any asset of Parent.

(e) Except as set forth in Section 4.4(e) of the Parent Disclosure Schedule, no consent, approval, waiver or other action by any person (other than the governmental authorities referred to in (b) above) under any indenture, lease, instrument or other material contract, agreement or document to which Parent is a party or by which Parent is bound is required or necessary for, or made necessary by reason of, the execution, delivery and performance of this Agreement by Parent or the consummation of the Merger.

SECTION 4.5 Parent Documents. (a) As of their respective filing dates, (i) Parent’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2004, and all reports, schedules, forms, information statements and other documents (including exhibits) filed by Parent with the SEC subsequent to such fiscal year end (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 ("SOXA"), the "Parent SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, except as amended or supplemented by a subsequently filed Parent SEC Document, and (ii) no Parent SEC Documents, as of their respective dates, contained (except for such matters as were amended or supplemented by a subsequently filed Parent SEC Document, if any), and no Parent SEC Document filed subsequent to the date hereof through the Closing Date will contain as of their respective dates, any untrue statement of a material fact or omitted, and no Parent SEC Document filed subsequent to the date hereof and through the Closing Date will omit as of their respective dates, to state a material fact required to be stated therein or necessary to make the statements therein (in the case of registration statements of Parent under the Securities Act, in light of the circumstances under which they were made) not misleading (excluding information furnished by Company or shareholders of Company for inclusion therein, as to which no representation or warranty is given by Parent).

(b) The financial statements of Parent included in the Parent SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC (except as subsequently amended or supplemented by a subsequent Parent SEC Document, if at all), in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Quarterly Report on Form l0-QSB of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Parent and its subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Parent SEC Documents to be filed subsequently to the date hereof are not reasonably expected to be, material in amount or effect). Except for liabilities (i) set forth in Section 4.5 of the Parent Disclosure Schedule, (ii) reflected in Parent’s audited financial statements as at, and for the period ending, December 31, 2004, including, without limitation, any liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (iii) incurred in the ordinary course of business since December 31, 2004 consistent with Parent’s past practices, or (iv) in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby, Parent has no material liabilities or obligations, whether absolute, accrued, contingent or otherwise.

(c) Each of Parent, its directors and its senior financial officers has consulted to the extent necessary with Parent's independent auditors and with Parent's outside counsel with respect to, and (to the extent applicable to Parent) is familiar in all material respects with all of the requirements of, SOXA. Parent hereby reaffirms, represents and warrants to the Company the matters and statements made in the certifications filed with the SEC pursuant to Sections 302 and 906 of SOXA as if such certifications were made as of the Closing Date.

SECTION 4.6 Parent Contracts. (a) Section 4.6 of the Parent Disclosure Schedule lists all Parent Contracts other than non-disclosure agreements and non-solicitation agreements entered into in the ordinary course of business which are not material to the Parent. Each Parent Contract is valid and binding on and enforceable against Parent (or, to the extent a subsidiary of Parent is a party, such subsidiary) and, to the knowledge of Parent, each other party thereto and is in full force and effect. Neither Parent nor any of its subsidiaries is in breach or default under any Parent Contract. Neither the Parent nor any subsidiary of the Parent knows of, or has received notice of, any violation, default, right of acceleration of any obligation or loss of a material benefit under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default, right of acceleration of any obligation or loss of a material benefit, under) any Parent Contract by any other party thereto. Prior to the date hereof, Parent has made available to the Company true and complete copies of all Parent Contracts.

(b) As used in this Agreement, “Parent Contracts” shall mean:

(i) any Contract that (A) involves the payment or potential payment, pursuant to the terms of any such Contract, by or to Parent or any of its subsidiaries, of more than $50,000 individually or more than $200,000 in the aggregate and (B) cannot be terminated within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to Parent or any of its subsidiaries;

(ii) any Contract which contains provisions which in any non-de minimis manner restrict, or may restrict, the conduct of business as presently conducted by Parent or any of its subsidiaries;

(iii) any Contract restricting in any way the right of Parent or any subsidiary to engage in business or to compete in any business;

(iv) any Contract providing for the indemnification or surety by Parent or any of its subsidiaries;

(v) any strategic alliance, revenue sharing joint venture or partnership agreement of Parent or any subsidiary of Parent;

(vi) any Contract which grants any right of first or last refusal or right of first or last offer or similar right or that limits or purports to limit the ability of Parent or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business;

(vii) any Contract providing for any material future payments that are conditioned, in whole or in part, on a change of control of Parent or any of its subsidiaries;

(viii) any employment agreement or any agreement or arrangement with any officer, director or key employee of Parent or any subsidiary of Parent;

(ix) any Contract of Parent or any of its subsidiaries providing for or pertaining to employment or consultation services for a specified or unspecified term except for (A) Contracts involving payment of less than $50,000 individually or less than $200,000 in the aggregate, and (B) Contracts which can be terminated within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to Parent or any of its subsidiaries, including, without limitation, any material severance pay or post-employment liabilities or obligations of Parent or any of its subsidiaries;

(x) any Contract pertaining to the use of or granting of any right to use or practice any rights under any Intellectual Property of Parent, whether Parent is the licensee or licensor thereunder, except for Contracts under which Parent or any of its subsidiaries is a licensee or “off-the-shelf” software provided that, to Parent’s knowledge, there is no default under any such Contract;

(xi) any Contract pursuant to which Parent or any of its subsidiaries leases or uses any real property;

(xii) any Contract relating to Indebtedness of Parent or any of its subsidiaries in excess of $50,000 or to preferred stock issued by Parent or any of its subsidiaries (other than Indebtedness owing to or preferred stock owned by Parent or any of its wholly-owned subsidiaries);

(xiii) any Contract with distributors, dealers, manufacturers, manufacturer’s representatives, sales agencies, franchisees, or pre-clinical or clinical trial testing entities;

(xiv) any Contract relating to (A) the future disposition or acquisition of any assets or properties of Parent or any of its subsidiaries, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other type of business combination;

(xv) any Contract between or among Parent or any of its subsidiaries, on the one hand, and any officer, director, employee or shareholder of Parent or any of its subsidiaries, or any affiliate or associate of any Parent (other than Parent or any of its subsidiaries, which inter-company transactions are not the subject of this clause), on the other hand;

(xvi) any collective bargaining agreement or labor contracts;

(xvii) any Contracts that (A) limit or contain restrictions on the ability of Parent or any of its subsidiaries to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any lien, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any business combination or (B) require Parent or any of its subsidiaries to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

(xviii) any Contract that (A) involves the payment or potential payment, pursuant to the terms of any such Contract, by or to Parent or any of its subsidiaries, of more than $50,000 and (B) cannot be terminated within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to Parent or any of its subsidiaries; and

(xix) any Contract not made in the ordinary course of business which is material to Parent and its subsidiaries, taken as a whole, or which reasonably would be expected (x) to delay the consummation of the Merger or any of the transactions contemplated by this Agreement or (y) to have a material adverse effect on Parent.

SECTION 4.7 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date hereof, since December 31, 2004, there has not been any of the following: (i) any material adverse change in Parent or any event which either individually or when aggregated with other event(s) has or reasonably would be expected to have a material adverse effect on Parent, or (ii) to Parent’s knowledge, any facts, circumstances or events that make it reasonably likely that Parent will not be able to fulfill its obligations under this Agreement in all material respects, any occurrence which would be required to be disclosed in Parent’s annual report on Form 10-KSB if the end of the period for which such report was due was the date hereof, but not including, with respect to this clause (iii), disclosure that would be reported only in financial statements or notes thereto, or management’s discussion or analysis concerning the same, in respect of periods ending on the date hereof. Without limiting the foregoing, except as set forth in Section 4.7 of the Parent Disclosure Schedule, there has not occurred between December 31, 2004 and the date hereof:

(i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent or any subsidiary not wholly owned by Parent, or any direct or indirect redemption, purchase or other acquisition by Parent or any subsidiary of any such capital stock of or any option or warrant with respect to Parent or any subsidiary not wholly owned by Parent;

(ii) any authorization, issuance, sale or other disposition by Parent or any subsidiary of any shares of capital stock of or option or warrant with respect to Parent or any subsidiary, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or any option or warrant with respect to Parent or any subsidiary;

(iii) (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of Parent or any subsidiary whose annual salary is, or after giving effect to such change would be, $50,000 or more; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any compensation or benefit plan, employment Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any compensation or benefit plan, employment Contract or other employee compensation arrangement; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any compensation or benefit plan except to the extent required by applicable law and, in the event compliance with legal requirements presented options, only to the extent that the option which Parent or subsidiary reasonably believed to be the least costly was chosen;

(iv) (A) incurrences by Parent or any of the subsidiaries of Indebtedness in an aggregate principal amount exceeding $50,000 (net of any amounts discharged during such period), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Parent or any subsidiary under, any Indebtedness of or owing to Parent or any subsidiary (in either case other than any Indebtedness of Parent or a subsidiary owing to Parent or a wholly-owned subsidiary);

(v) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of Parent or any subsidiary in an aggregate amount exceeding $50,000;

(vi) any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of Parent or any subsidiary, (y) any method of calculating any bad debt, contingency or other reserve of Parent or any subsidiary for accounting, financial reporting or tax purposes or (z) the fiscal year of Parent or any subsidiary;

(vii) any write-off or write-down of or any determination to write off or down any of the assets and properties of Parent or any subsidiary in an aggregate amount exceeding $50,000;

(viii) any acquisition or disposition of, or incurrence of a lien upon, any assets and properties of Parent or any subsidiary, other than in the ordinary course of business consistent with past practice;

(ix) any (x) amendment of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Parent or any subsidiary, (y) reorganization, liquidation or dissolution of Parent or any subsidiary or (z) merger or other type of business combination involving Parent or any subsidiary and any other person (other than Parent or another wholly-owned subsidiary of Parent);

(x) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule pursuant to Section 3.6;

(xi) any lapse, or any material breach or default under, or the incurrence of any material penalty or loss or diminishment of rights under, or the occurrence of any event which, with notice or the passage of time or both, could constitute the same, with respect to any Parent Contract;

(xii) capital expenditures or commitments for additions to property, plant or equipment of Parent and any subsidiary constituting capital assets in an aggregate amount exceeding $50,000, in the aggregate;

(xiii) any commencement or termination by Parent or any subsidiary of any line of business;

(xiv) any transaction by Parent or any subsidiary with any officer, director, or shareholder of Parent or any subsidiary, or any affiliate or associate of any of them (other than Parent or any subsidiary) other than on an arm’s-length basis on terms substantially the same as those available from unrelated third parties; or

(xv) any entering into of an agreement to do or engage in any of the foregoing after the date hereof.

SECTION 4.8 Permits; Compliance with Applicable Laws

(a) Parent and its subsidiaries own and/or possess all Permits which are required for the operation of the respective businesses of Parent and its subsidiaries as presently conducted, except for those the failure to own or possess would not reasonably be expected to have a material adverse effect on Parent. Each such Permit is listed in Section 4.8 of the Parent Disclosure Schedule. Each of Parent and its subsidiaries is in compliance with the terms of its Permits and all the Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of Parent, threatened, except where the failure to be in full force and effect individually or in the aggregate would not reasonably be expected to have a material adverse effect on Parent.

(b) Each of Parent and its subsidiaries is in compliance with all applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Parent or its subsidiaries except where the failure to be in compliance individually or in the aggregate would not have a material adverse effect on the Parent.

(c) Except for filings with the SEC and filings with respect to Taxes, which are the subject of Sections 4.5 and 4.10, respectively, and not covered by this Section 4.8(b), the Parent and each of its subsidiaries have filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with each Governmental Entity (the "Other Parent Documents"), and have paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Parent.

SECTION 4.9 Absence of Litigation

. (a) Section 4.9(a) of Parent Disclosure Schedule contains a true and current summary description of each pending and, to Parent’s knowledge, threatened Action with respect to Parent or any of its subsidiaries.

(b) Except as disclosed in Section 4.9(b) of Parent Disclosure Schedule, there is no Action relating to Parent or any of its subsidiaries by or before any Governmental Entity or otherwise pending or, to the best of Parent’s knowledge, threatened, which could reasonably be expected to have a material adverse effect on Parent nor, to the best of the Parent’s knowledge, are there any facts or circumstances which could reasonably be expected to give rise to any such Action.

(c) Except as disclosed in Section 4.9(c) of Parent Disclosure Schedule, there is no Action relating to Parent or any of its subsidiaries by or before any Governmental Entity or otherwise pending or, to the best of Parent’s knowledge, threatened, which could reasonably be expected to delay, prohibit, make illegal, or have a material adverse effect on the consummation of this Agreement or the transactions contemplated hereby, or the benefits to the parties hereto intended hereby and thereby.

(d) Prior to the execution of this Agreement, Parent has delivered to the Company all responses of counsel for Parent and its subsidiaries to auditors’ requests for information delivered in connection with Parent’s audited financial statements for the period ended January 31, 2004 (together with any updates provided by such counsel) regarding Actions pending or threatened against, relating to or affecting the Company or any of its subsidiaries

SECTION 4.10 Tax Matters

(a) Each of the Parent and each of its subsidiaries has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all United States federal income and other Tax Returns required to be filed by it (giving effect to all extensions), except where the failure to file any such Tax Returns in timely fashion or at all would not reasonably be expected to have a material adverse effect, and such Tax Returns are true, correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid in full on its behalf) all income and other material Taxes required to have been paid by it; and (iii) made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and provisions for Taxes reflected in the Parent’s audited consolidated balance sheet as of January 31, 2004 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in accordance with GAAP for all Taxes accrued or accruable through the date thereof.

(b) As of the date of this Agreement, no Federal, state, local or foreign audits, suits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Parent or any of its subsidiaries, and neither the Parent nor any subsidiary of the Parent has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

(c) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed in writing by any Governmental Entity against, or with respect to, Parent or any of its subsidiaries. There is no action, suit or audit now in progress, pending or, to the knowledge of Parent, threatened against or with respect to Parent or any of its subsidiaries with respect to any material Tax.

(d) Neither Parent nor any of its subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only Parent and any of its subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(e) No election under Section 341(f) of the Code has been made by Parent or any of its subsidiaries.

(f) No claim has been made in writing by any Governmental Entities in a jurisdiction where Parent or any of its subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(g) Each of Parent and each of its subsidiaries has made available to Company correct and complete copies of (i) all of their Tax Returns filed within the past three years, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to the Federal, state, local or foreign Taxes due from or with respect to Parent or any of its subsidiaries, and (iii) any closing letters or agreements entered into by Parent or any of its subsidiaries with any Governmental Entities within the past three years with respect to Taxes.

(h) Neither Parent nor any of its subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of Parent and its subsidiaries no such deficiency or assessment is proposed.

SECTION 4.11 Employee Benefit Plans

(a) Section 4.11 of the Parent Disclosure Schedule contains a true and complete list of all of Parent’s and its subsidiaries’ Employee Plans as of the date hereof (“Parent Employee Plans”). With respect to the Employee Plans, all required contributions for all periods ending before the Closing Date have been or will be paid in full by the Closing Date.

(b) None of the Parent Employee Plans is subject to any pending investigations or to the knowledge of Parent threatened investigations from any Governmental Agencies who enforce applicable laws under ERISA and the Code.

(c) Each of the Parent Employee Plans is, and has been, operated in accordance with its terms and each of the Parent Employee Plans, and administration thereof, is, and has been in compliance with the requirements of any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, except where the failure to comply individually or in the aggregate would not have a material adverse effect on Parent.

(d) No material amounts payable under the Parent Employee Plans will fail to be deductible for Federal income tax purposes by virtue of Section 162(m) of the Code.

(e) Neither Parent nor any subsidiary of Parent has any current or projected liability with respect to post-employment or post-retirement welfare benefits for retired, former, or current employees of Parent or any subsidiary of Parent.

SECTION 4.12 Labor Matters

(a) With respect to employees (and to the extent applicable, former employees) of Parent and its subsidiaries: (i) to the knowledge of Parent, no senior executive or key employee has any plans to terminate employment with Parent or any of its subsidiaries; (ii) there is no unfair labor practice charge or complaint against Parent or any of its subsidiaries pending or, to the knowledge of Parent or any of its subsidiaries, threatened before the National Labor Relations Board or any other comparable Governmental Entity; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable Governmental Entity; (iv) there are, and have been, no collective bargaining agreements; and (v) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the knowledge of Parent, proposed or threatened against Parent or any of its subsidiaries relating to employment, employment practices, terms and conditions of employment or wages, benefits, severance and hours.

(b) Section 4.12(b) of the Parent Disclosure Schedule lists the name, title, date of employment and current annual salary of each current salaried employee of Parent.

(c) Section 4.12(c) of the Parent Disclosure Schedule lists all contracts, agreements, plans or arrangements covering any employee, officer or director of Parent or its subsidiaries, all of which are in writing, have heretofore been duly approved by the Parent’s Board of Directors, and true and complete copies of all of which have heretofore been delivered to the Company.

SECTION 4.13 Environmental Matters

. Except for such matters which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent:

(a) (i) Parent and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) neither Parent nor any of its subsidiaries has received any written communication from any person or governmental entity that alleges that Parent or any of its subsidiaries are not in compliance with applicable Environmental Laws; and (iii) there have not been any Releases in any reportable quantity, or in violation of any Environmental Law, of Hazardous Substances by Parent or any of its subsidiaries, or, to the knowledge of Parent, by any other party, at any property currently or formerly owned, leased or operated by Parent or any of its subsidiaries that occurred during the period of Parent’s or any of its subsidiaries’ ownership, lease or operation of such property or, to the knowledge of Parent, prior thereto, and no property now or previously owned or leased by Parent or any subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(b) Parent and its subsidiaries have all Environmental Permits necessary for the conduct and operation of their business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Parent and its subsidiaries are in compliance with all terms and conditions of all such Environmental Permits and are not required to make any expenditure in order to obtain or renew any Environmental Permits.

(c) There are no Environmental claims pending or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, or against any real or personal property or operation that Parent or any of its subsidiaries owns, leases or manages.

(d)  Neither Parent, any of its subsidiaries, nor, to the knowledge of Parent, any prior owner or lessee of any property now or previously owned or leased by Parent or any subsidiary, has handled any Hazardous Substance on any property now or previously owned or leased by Parent or any subsidiary; and, without limiting the foregoing, to the knowledge of Parent (i) no polychlorinated biphenyl is or has been present, (ii) no asbestos is or has been present, and (iii) there are no underground storage tanks, active or abandoned.

(e) To the knowledge of Parent, neither Parent nor any subsidiary has transported or arranged for the transportation of any Hazardous Substance to any location which is the subject of any Action that could lead to claims against Parent, Merger Sub, the Company or any subsidiary for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under CERCLA.

(f) There are no Liens arising under or pursuant to any Environmental Law on any real property owned or leased by Parent or any subsidiary, and no action of any Governmental Authority has been taken or, to the knowledge of Parent, is in process which could subject any of such properties to such Liens, and neither Parent nor any subsidiary would be required to place any notice or restriction relating to the presence of any Hazardous Substance at any property owned by it in any deed to such property.

(g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Parent or any subsidiary in relation to any property or facility now or previously owned or leased by Parent or any subsidiary which have not been delivered to the Company prior to the execution of this Agreement.

SECTION 4.14 Intellectual Property

(a) Section 4.14(a) of Parent Disclosure Schedule sets forth, for the Intellectual Property licensed to, or used in the business of, Parent or any of its subsidiaries, a complete and accurate list of all U.S. and foreign (i) patents and patent applications, (ii) trademark or service mark registrations and applications, (iii) copyright registrations and applications, (iv) Internet domain names, and (v) all licenses granted to or by Parent for the use of the foregoing and all license agreements. To the knowledge of Parent, Parent or one of its subsidiaries has the valid right to use the Intellectual Property, licensed to Parent or used in the business of Parent as it currently is conducted.

(b) Neither Parent nor any of its subsidiaries owns any Intellectual Property whether used in its business or otherwise except as disclosed in Section 4.14 of Parent Disclosure Schedule, including Parent’s rights, if any, as a licensor under licenses disclosed therein.

(c) Except as disclosed in Section 4.14 of Parent Disclosure Schedule, all Intellectual Property utilized in the business of Parent and its subsidiaries is pursuant to license agreements with third parties, copies of which have previously been provided to the Company. Each such license agreement listed in Section 4.14 of Parent Disclosure Schedule is valid and binding on and enforceable against Parent (or, to the extent a subsidiary of Parent is a party, such subsidiary) and, to the knowledge of Parent, each other party thereto and is in full force and effect. To the knowledge of Parent there is no pending or threatened opposition, interference, invalidation or cancellation proceeding before any court or registration authority in any jurisdiction against any Intellectual Property used by Parent or its subsidiaries.

(d) To the knowledge of Parent, the conduct of Parent’s and its subsidiaries’ business as currently conducted or planned by Parent to be conducted does not, in any material respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party.

(e) To Parent’s knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property licensed to or by Parent or its subsidiaries and, to the knowledge of Parent, no such claims have been made against a third party by Parent or its subsidiaries.

(f) Parent and its subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets. Neither Parent nor any subsidiary is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, nor is there any default (or any condition which, with the giving of notice or lapse of time or both, would constitute a default) under any license out by Parent of any such Intellectual Property. This Agreement and the transactions contemplated hereby will not conflict with, or result in a default in respect of, or a diminishment of rights with respect to (whether with the giving of notice or lapse of time or both), any Intellectual Property licensed by Parent.

(g) Section 4.14 of the Parent Disclosure Schedule sets forth the Parent's product candidates (the "Parent Products") except for any category of Parent Products specifically indicated to be excluded on that Schedule (Parent Products in a category so excluded are hereinafter referred to as “Excluded Parent Products”), and each Parent Product (other than Excluded Parent Products) is in the phase of clinical trials as set forth in Section 4.14. of the Parent Disclosure Schedule. To the knowledge of the Parent, the consummation of the Merger and the transactions contemplated in this Agreement will not alter or impair the Parent’s ability with respect to the Parent’s Intellectual Property, the Parent Products or the development of the Parent Products in any respect.

SECTION 4.15 Insurance Matters

. No later than the Effective Time, Parent and its subsidiaries will have all material primary insurance with financially sound and nationally recognized insurance carriers providing insurance coverage, including, but not limited to, directors and officers liability insurance, that is customary in amount and scope for other companies in the industry in which Parent and its subsidiaries operate. As of the Effective Time, all such insurance policies will be in full force and effect and all premiums due and payable thereon will be paid. The insurance coverage provided by such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. As of the Effective Time, neither Parent nor any subsidiary will have received notice that any insurer under any policy of Parent is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

SECTION 4.16 Transactions with Affiliates. There are (i)  no outstanding amounts payable to or receivable from, or advances by Parent or any of its subsidiaries to, and neither Parent nor any of its subsidiaries is otherwise a creditor of or debtor to, any officer, director, or shareholder of Parent or any Related Person, other than as part of the normal and customary terms of such persons’ employment or service as an officer, director or employee of Parent or any of its subsidiaries; (ii) no Related Person provides or causes to be provided any assets, services or facilities to Parent or any subsidiary; (iii) neither Parent nor any subsidiary provides or causes to be provided any assets, services or facilities to any Related Person; and (iv) neither Parent nor any subsidiary beneficially owns, directly or indirectly, any assets or property of any Related Person, which, in the case of clauses (i) - (iv) above, if required to be disclosed in Parent’s Form 10-KSB, is not so disclosed. Each of the liabilities and transactions identified on Parent’s Form 10-KSB or in Section 4.16 of the Parent Disclosure Schedule, if such action occurred after December 31, 2004, was incurred or engaged in, as the case may be, on an arm’s-length basis.

SECTION 4.17 Voting Requirements. The consent or approval of the holders of the outstanding shares of Parent Common Stock or any other class of Parent capital stock is not required to approve the Merger and the transactions contemplated by this Agreement under applicable law and the Parent’s organizational instruments. The consent or affirmative vote of holders of a majority of the outstanding shares of the capital stock of Merger Sub is the only vote of holders of capital stock of Merger Sub required by applicable law and Merger Sub’s organization instruments.

SECTION 4.18 Brokers. Except as set forth in Section 4.18 of the Parent Disclosure Schedule, no broker, investment banker, financial advisor, finder, consultant or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.19 Real Property. Each of Parent and its subsidiaries has valid leaseholds in all real estate leased by it, other than Permitted Liens. Neither Parent nor any of its subsidiaries owns any real property. Section 4.19(a) of the Parent Disclosure Schedule sets forth a complete list of all real property leased, subleased, or otherwise occupied or used by Parent and its subsidiaries as lessee.

SECTION 4.20 Tangible Personal Property. Except as would not materially impair Parent and its operations or the operations of its subsidiaries, the Tangible Personal Property owned, leased or used by Parent or any of its subsidiaries is in the aggregate sufficient and adequate to carry on their respective businesses in all material respects as presently conducted and is, in the aggregate and in all material respects, in good operating condition and repair, normal wear and tear excepted. Section 4.20 of the Parent Disclosure Schedule lists Parent’s Tangible Personal Property having a replacement cost of not less than $500 for each item. Parent and its subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the Tangible Personal Property material to Parent and its subsidiaries, taken as a whole, free and clear of all Liens, other than Permitted Liens. No related party owns any Tangible Personal Property utilized by Parent in its business as currently conducted.

SECTION 4.21 Investment Company. Neither Parent nor any of its subsidiaries is an investment company required to be registered as an investment company pursuant to the Investment Company Act.

SECTION 4.22 Board Approval. Pursuant to meetings duly noticed and convened in accordance with all applicable laws and at each of which a quorum was present, the Board of Directors of Parent, after full and deliberate consideration, has duly adopted this Agreement and resolved that the Merger and the transactions contemplated hereby are in the best interests of Parent’s shareholders. The Board of Directors of Merger Sub unanimously has duly approved this Agreement and has determined that the Merger is advisable.

SECTION 4.23 Books and Records. Each of Parent and its subsidiaries maintains and has maintained accurate books and records in accordance with GAAP reflecting its assets and liabilities and accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

SECTION 4.24 Accuracy of Information. To the knowledge of Parent, neither this Agreement, the Parent Disclosure Schedule nor any other document, schedule, exhibit, certificate or instrument provided by the Parent, any of the Parent’s subsidiaries, Merger Sub or any of their respective employees or agents to the Company in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, not misleading. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.1 Conduct of Business by the Company. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement, until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and cause its subsidiaries to, conduct their respective businesses in the ordinary course and consistent with past practices. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable law or regulation and except as otherwise contemplated by this Agreement or except as previously consented to by Parent, in writing, after the date hereof the Company shall not, and shall not permit any of its subsidiaries to:

(a) amend or otherwise change its certificate of incorporation or by-laws;

(b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of its capital stock of any class, or options, warrants, convertible securities or other rights of any kind to acquire shares of such capital stock, or any other ownership interest, thereof, other than (x) any issuance pursuant to any outstanding security or agreement of Company disclosed in accordance with this Agreement, or (y) any issuance or sale pursuant to any plan for or agreement with any officer, director or employee of Company, or (ii) any of its assets, tangible or intangible;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock;

(d) (i) reclassify, combine, split, or subdivide, directly or indirectly, any of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except from any officer, director or employee upon termination of such officer, director or employee in accordance with any agreements to do the same which are expressly disclosed pursuant to this Agreement;

(e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other person, (ii) incur any indebtedness for borrowed money or issue any debt securities other than the Company Convertible Promissory Notes or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or (iii) enter into any Contract which constitutes a Company Significant Contract;

(f) make any capital expenditure or enter into any contract or commitment therefore in excess of $100,000, individually or in the aggregate;

(g) amend, terminate or extend any Company Significant Contract;

(h) delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(i) take any action, or permit any event or condition to occur or exist, which would cause any representation or warranty of the Company to be untrue; or

(j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty contained in Article III untrue or incorrect.

SECTION 5.2 Advice of Changes. Each of the Company, as one party, and Parent and Merger Sub, together as the second party, shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (iii) any suspension, termination, limitation, modification, change or other alteration of any agreement, arrangement, business or other relationship with any of the Company’s or its subsidiaries’ respective customers, suppliers or sales or design personnel; and (iv) any change or event having, or which, insofar as reasonably can be foreseen, could have a material adverse effect on such party or on the accuracy and completeness of its representations and warranties or the ability of such party to satisfy the conditions set forth in Article VII; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 5.2 shall not constitute a failure to be satisfied of any condition set forth in Article VII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure of a condition set forth in Article VII to be satisfied.

SECTION 5.3 No Solicitation by the Company. (a) The Company will promptly notify Parent after receipt of any offer with respect to a Company Acquisition Proposal or any request for nonpublic information relating to the Company or for access to the properties, books or records of the Company by any person that may be considering making, or has made, an offer with respect to a Company Acquisition Proposal and will keep Parent fully informed of the status and details of any such offer, indication or request. “Company Acquisition Proposal” means any proposal for a merger or other business combination involving the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

(b) From the date hereof until the termination hereof, the Company and the officers of the Company will not and the Company will use its best efforts to cause its directors, employees and agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any offer or indication of interest from any person or entity with respect to any Company Acquisition Proposal, (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or (iii) afford access to the properties, books or records of the Company to, any person or entity that may be considering making, or has made, an offer with respect to a Company Acquisition Proposal.

SECTION 5.4 Conduct of Business by Parent

. Except as required by applicable law or regulation and except as otherwise contemplated by this Agreement, until the earlier of the termination of this Agreement or the Effective Time, Parent shall, and cause its subsidiaries to conduct their respective businesses in the ordinary course and consistent with past practices. Except as set forth in Section 5.4 of the Parent Disclosure Schedule, as required by applicable law or regulation and except as otherwise contemplated by this Agreement or except as previously consented to by the Company, in writing, after the date hereof Parent shall not, and shall not permit any of its subsidiaries to:

(a) amend or otherwise change its certificate of incorporation or by-laws, other than to increase the number of authorized shares of Parent Common Stock or Parent preferred stock, or to otherwise implement the terms and conditions of this Agreement, or as permitted by this Agreement;

(b) issue, sell, pledge, dispose of, encumber or authorize the issuance, sale, pledge disposition, grant or encumbrance of (i) any shares of its capital stock of any class, or options, warrants, convertible securities or other rights of any kind to acquire shares of such capital stock, or any other ownership interest thereof, other than (x) any issuance in connection with a Qualified Financing, (y) any issuance pursuant to any outstanding security or agreement of Parent, or (z) any issuance or sale pursuant to any plan for or agreement with any officer, director or employee of Parent; or (ii) any of its assets, tangible or intangible, except pursuant to contracts or agreements identified in Parent Disclosure Schedule;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock, except, if at all, with respect to shares which may be issued in a Qualified Financing;

(d) (i) reclassify, combine, split, or subdivide, directly or indirectly, any of its capital stock, or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except from any officer, director or employee upon termination of such officer, director or employee;

(e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other person, (ii) incur any indebtedness for borrowed money other than pursuant to agreements disclosed in the Parent Disclosure Schedule, or issue any debt securities other than pursuant to agreements disclosed in the Parent Disclosure Schedule or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances other than pursuant to licensing/development agreements entered into in the ordinary course of Parent’s business, consistent with past practice, or (iii) enter into any new Parent Contract not otherwise permitted pursuant to this Agreement;

(f) make any capital expenditure or enter into any contract or commitment therefore other than pursuant to licensing/development agreements disclosed in Section 4.6 of the Parent Disclosure Schedule;

(g) amend, terminate or extend any Parent Contract;

(h) delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(i) take any action, or permit any event or condition to occur or exist, which would cause any representation or warranty of Parent to be untrue; or

(i) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty contained in Article IV untrue or incorrect.

Notwithstanding the foregoing, and anything to the contrary in this Agreement, the parties acknowledge and agree that Parent may negotiate, execute, deliver and perform agreements to establish customary benefit and compensation arrangements for its officers, directors and employees, appoint additional officers or directors and hire new employees and enter into customary agreements with them, enter in to customary arrangements to obtain insurance, enter into formal arrangements concerning its occupancy and use of its current headquarters space in New York, New York, amend, create and adopt such corporate governance policies, procedures, rules and regulations, as may be appropriate in connection with Parent’s listing application or SOXA, take actions which are appropriate or necessary to enhance the corporate staffing and operations of Parent, and take actions which are appropriate or necessary to memorialize the registration rights of Parent’s stockholders as heretofore disclosed to Company’s management (each of the foregoing, a “Permitted Parent Action”), and no such Permitted Parent Action shall be deemed to breach any Parent representation, warranty, covenant or agreement in this Agreement, provided, that no such Permitted Parent Action shall have a material adverse effect on Parent and that Parent shall notify the Company of each such Permitted Parent Action. In appointing officers or directors between the date of this Agreement and the Closing Date pursuant to this paragraph, Parent shall only appoint, if any at all, (i) independent directors, (ii) other directors to replace existing directors, and (iii) one or more officers to replace functions currently performed by any officer or officers being replaced. In no event will any contract with any officer be in an amount which individually, or taken together with all other contracts with any such newly appointed officers, in the aggregate, is material to Parent.

In addition, notwithstanding the foregoing, and anything to the contrary in this Agreement, the parties acknowledge and agree that Parent may amend its bylaws as necessary or appropriate by resolution of its Board of Directors (x) to ratify the number of directors constituting Parent’s Board of Directors, (y) to increase the number of directors constituting Parent’s Board of Directors in order that the number of directors constituting Parent’s Board of Directors shall be four (4) directors thereafter up until the Effective Time, and (z) to increase the number of directors constituting Parent’s Board of Directors as of the Effective Time in order that the number of directors constituting Parent’s Board of Directors shall be six (6) directors as of the Effective Time. In addition, Parent’s Board of Directors may fill the vacancies so created in accordance with Section 6.9 of this Agreement. Each of the foregoing actions shall constitute a “Permitted Parent Action”, and no such Permitted Parent Action shall be deemed to breach any Parent representation, warranty, covenant or agreement in this Agreement.

SECTION 5.5 No Solicitation by Parent

. (a) Parent will promptly notify the Company after receipt of any offer or indication that any person is considering making an offer with respect to a Parent Acquisition Proposal or any request for nonpublic information relating to Parent or for access to the properties, books or records of Parent by any person that may be considering making, or has made, an offer with respect to a Parent Acquisition Proposal and will keep the Company fully informed of the status and details of any such offer, indication or request. “Parent Acquisition Proposal” means any proposal for a merger or other business combination involving Parent or the acquisition of any equity interest in, or a substantial portion of the assets of, Parent, other than (a) the transactions contemplated by this Agreement or (b) a Qualified Financing, (c) any other transaction which Parent may enter into without violating Section 5.4 of this Agreement.

(b) From the date hereof until the termination hereof, Parent and the officers of Parent will not and Parent will use its best efforts to cause its directors, employees and agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any offer or indication of interest from any person or entity with respect to any Parent Acquisition Proposal, (ii) engage in negotiations with, or disclose any nonpublic information relating to Parent or (iii) afford access to the properties, books or records of Parent to, any person or entity that may be considering making, or has made, an offer with respect to a Parent Acquisition Proposal.

SECTION 5.6 Transition. To the extent permitted by applicable law, Parent and the Company shall, and shall cause their respective subsidiaries, affiliates, officers and employees to, use their commercially reasonable efforts to facilitate the integration of the Company and its subsidiaries with the businesses of Parent and its subsidiaries to be effective as of the Closing Date.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1 Preparation of the Form S-4

. (a) As promptly as practicable following the date of this Agreement and the receipt of all appropriate information (including, without limitation, audited and unaudited financial statements from the Company), Parent shall prepare and file with the SEC (and the Company shall cooperate and participate in the preparation of) a Registration Statement on Form S-4 (the “Form S-4”), in which a prospectus (the “Prospectus”) shall be included for the purpose of registering the shares of Parent Common Stock issued or reserved for issuance as part of the Merger Consideration and permitting the resale of their respective Merger Consideration by the securityholders of the Company and those affiliates of the Company identified in Section 6.10 of the Company Disclosure Schedule as provided in the last sentence of this Section 6.1(a), in each case subject to the Lock-Up Period. Each of Parent and the Company shall use their reasonable best efforts to (i) have the Form S-4 and the Prospectus declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective as long as necessary to consummate the Merger and the transactions contemplated hereby, and (ii) the Prospectus "cleared" by the SEC’s staff for mailing, if required, in connection with the Company Shareholder Meeting as promptly as practicable after such filing. As promptly as practicable after the Form S-4 is declared effective, and in no event later than Ten (10) business days thereafter, the Company shall cause the Prospectus to be mailed to its shareholders. In the event that the Prospectus has not remained in effect, Parent shall file, with the SEC, no later than one (1) year after the Effective Date, a registration statement under the Securities Act and a Prospectus for resale covering all shares subject to the Prospectus which are not “freely tradeable” and those shares held by affiliates of the Parent.

(b) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Prospectus and the Form S-4, (ii) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any leases and other material contracts in connection with the consummation of the Merger, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Prospectus or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Parent shall use its commercially reasonable efforts to obtain consent from its shareholders for all other actions contemplated herein, if any, which require the consent of the shareholders of Parent, including without limitation the actions set forth in Section 6.9.

(d)  The Company shall furnish to Parent and to Parent’s independent certified public accountants such workpapers and supporting documentation, as well as such consents by the Company’s independent public certified accountants, as Parent or Parent’s independent certified public accountants may reasonably require in order to include the Company’s financial statements and the related reports of Company’s independent certified public accountants in Parent’s filing with the SEC on Form S-4 or any other filing required to be made by Parent with the SEC. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Form S-4 and the Prospectus.

(e)  On or prior to the filing of Parent’s registration statement on Form S-4 contemplated by this Agreement, the Company shall have furnished or arranged to be furnished to Parent and to Parent’s independent certified public accountants such Company financial statements, audited and unaudited (including, without limitation, the Company Financial Statements and financial statements for such additional periods as may be required under applicable laws and regulations), workpapers and supporting documentation, as well as such consents by the Company’s independent public certified accountants, as are Parent or Parent’s independent certified public accountants shall have reasonably requested or may reasonably require in order to include the Company financial statements and the related reports of Company’s independent certified public accountants, in satisfaction of all applicable SEC rules and regulations, in Parent’s registration statement on Form S-4 to be filed with the SEC as contemplated by this Agreement and rely upon the same. The Company’s financial statements included in the Form S-4 shall, at the time of filing of the Form S-4, satisfy the relevant SEC financial reporting and filing requirements.

(f)  On or prior to the Effective Time, the Company shall have furnished or arranged to be furnished to Parent and to Parent’s independent certified public accountants such workpapers and supporting documentation, as well as such consents by the Company’s independent public certified accountants, as are Parent or Parent’s independent certified public accountants shall have reasonably requested or may reasonably require in order to include the Company financial statements and the related reports of Company’s independent certified public accountants, in satisfaction of all applicable SEC rules and regulations, in Parent’s registration statement on Form S-4 as the same shall have been amended, if at all, by Parent and as the Parent same shall have requested acceleration of effectiveness by the SEC as contemplated by this Agreement, and rely upon the same. The Company’s financial statements included in the Form S-4 shall, at the time of effectiveness of the Form S-4, satisfy the relevant SEC financial reporting and filing requirements.

(g)  On or prior to the Effective Time, and in any event, as required prior to such date in connection with any filings or disclosures Parent may deem necessary to make under applicable securities laws, the Company will furnish to Parent and to Parent’s independent certified public accountants such financial statements, and such workpapers and supporting documentation, as well as such consents by the Company’s independent public certified accountants, as Parent or Parent’s independent certified public accountants have reasonably requested or may reasonably require in order to include the Company Financial Statements and the related reports of Company’s independent certified public accountants in Parent’s filing with the SEC on Form 8-K covering this Agreement or in other disclosures or filings that Parent may deem it necessary to make under applicable securities laws, and rely upon the same.

(h)  The Form S-4 and Prospectus shall not, at (i) the time the Form S-4 is declared effective by the SEC; (ii) the time the Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders of the Company; (iii) the time of the Company’s Shareholders’ Meeting; and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Form S-4 or Prospectus, Parent shall promptly inform the Company. The Form S-4 or Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Merger Subsidiary make no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

(i)  The information supplied by the Company for inclusion in the Form S-4 and Prospectus shall not, at (i) the time the Form S-4 is declared effective; (ii) the time the Prospectus (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company; (iii) the time of the Company’s Shareholders' Meeting; and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its subsidiaries or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Form S-4 or Prospectus, the Company shall promptly inform Parent. The information provided by the Company for inclusion in the Form S-4 and Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representations or warranty with respect to any information supplied by Parent or Merger Sub which is contained in, or furnished in connection with the preparation of, any of the foregoing documents.

SECTION 6.2 Shareholders’ Meeting. The Company shall cause a meeting of its shareholders (or take action by written consent of its shareholders as permitted under applicable law) (the “Company Shareholders Meeting”) to be duly called and held within 30 days following the effective date of the Form S-4 for the purpose of voting on the adoption of this Agreement.

SECTION 6.3 Letters of Company’s Accountants. The Company shall cause to be delivered to Parent a letter from the Company’s independent accountants dated a date not later than the second business day next preceding the date on which the Form S-4 shall become effective, addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 6.4 Access to Information; Confidentiality. (a) Each party shall, and shall cause its subsidiaries to, afford to the other party and to the officers, current employees, accountants, counsel, financial advisors, agents, lenders and other representatives of such party and its subsidiaries, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its subsidiaries to, furnish promptly to the other party (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.

(b) The parties will hold, and will use its best efforts to cause its officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party and its subsidiaries furnished to it in connection with the transactions contemplated hereby, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the disclosing party, (ii) in the public domain through no fault of the disclosing party, or (iii) later lawfully acquired by the disclosing party from sources; provided that each party may disclose such information to its officers, directors, employees, consultants, advisors and agents in connection with the Merger so long as such persons are informed of the confidential nature of such information and are directed to treat such information confidentially. Each parties’ obligation to hold such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. Notwithstanding any other provision of this Agreement, if this Agreement is terminated, such confidence shall be maintained and all confidential materials shall be destroyed or delivered to their owner, upon request.

SECTION 6.5 Commercially Reasonable Efforts. Except where otherwise provided in this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger as soon as practicable after the satisfaction of the conditions set forth in Article VIII hereof, provided that the foregoing shall not require the Company, Parent or Merger Sub to take any action or agree to any condition that might, in the reasonable judgment of the Company or Parent, as the case may be, have a material adverse effect on the Company or Parent, respectively.

SECTION 6.6 Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational instruments and agreements) and any existing indemnification agreements or arrangements of the Company and its subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time.

(b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party, or arising out of or pertaining to (i) the fact that he is or was a director, officer or current employee of the Company or any of its subsidiaries or their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

(c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the tail insurance policy purchased by the Company prior to the Effective Time providing the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time; provided, however, that the Surviving Corporation may substitute therefor policies of Parent or its subsidiaries containing terms with respect to scope of coverage and amount no less favorable to such directors or officers; and provided further, that Surviving Corporation shall not be obligated to maintain any such insurance to the extent that doing so would require payments in addition to the amounts paid for that tail insurance policy by the Company prior to the Effective Time.

(d) From and after the Effective Time, the Parent shall cause the Surviving Corporation to maintain in effect a directors’ and officer’s liability insurance policy covering acts or omissions occurring after the Effective Time.

(e) Parent shall cause the Surviving Corporation or any successor thereto, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section 6.6. The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives.

(f) Prior to the Effective Time Parent shall obtain the insurance policies required by Section 4.15 hereof.

SECTION 6.7 Fees and Expenses. All costs, fees and expenses incurred in connection with the Merger, this Agreement (including all instruments and agreements prepared and delivered in connection herewith), and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses; provided that, the Company shall not incur unreasonable fees and expenses and shall agree upon a budget for the same with Parent promptly following the execution and delivery of this Agreement; and provided further, that the fees or bonuses to be paid in accordance with Section 6.21 of this Agreement shall not be deemed to be unreasonable. Simultaneously with the Closing as contemplated in the calculation of the Aggregate Merger Consideration in Section 2.1(n), Parent shall pay the Company’s reasonable incurred but unpaid fees and expenses, and the Company shall cause its principal creditors (including, without limitation, its investment bankers, attorneys and accountants and any persons or entities to whom fees or bonuses are due pursuant to the agreements or arrangements disclosed in Section 3.5(b) or 6.7(a) of the Company Disclosure Schedule or Section 6.21 of this Agreement) in respect of transaction costs or other amounts due in connection with, or as a consequence of, the Closing of the Merger, to confirm to Parent immediately prior to the Effective Time that all such fees and expenses are paid (subject, in the case of payments due under Section 6.21 of this Agreement, to performance by Parent of its obligations under that Section at the Effective Time and, in the case of P2 Partners, LLC only, upon the closing of the Qualified Financing) and none are unbilled. In further explication of the preceding sentence, but without limiting the same, Parent shall pay its own costs and expenses (including, but not limited to, legal and accounting fees and expenses) of preparing the Current Reports on Form 8-K concerning this Agreement and the transactions related hereto and the Form S-4 Registration Statement and the Prospectus included therein (including Parent’s financial statements), and the Company shall pay its own costs and expenses (including, but not limited to, legal and accounting fees and expenses) of furnishing whatever information (including financial statements) and due diligence materials as may be required from the Company in connection with the preparation of the Current Reports on Form 8-K concerning this Agreement and the transactions related hereto and the Form S-4 Registration Statement and the Prospectus included therein, and reviewing and commenting upon the Current Reports on Form 8-K and the Form S-4 Registration Statement and the Prospectus included therein. The Company and the Parent each shall pay its respective share of the cost of preparation of proforma financial statements required for the Current Reports on Form 8-K and the Form S-4 Registration Statement and the Prospectus included therein, if any are so required.

SECTION 6.8 Public Announcements. Parent and the Company shall consult with each other before issuing, and shall provide each other the opportunity to review, comment upon and concur with any press release or other public statements or announcements (including pursuant to Rule 165 under the Securities Act and Rule 14a-12 under the Exchange Act) and any broadly distributed internal communications with respect to the Merger, this Agreement and the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement or announcement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system of a registered national securities association (provided prior notice is given to the other party with a copy of any such disclosure).

SECTION 6.9 Corporate Governance of Parent. At the Effective Time,

(a) Parent’s principal place of business shall remain in New York, New York and London, England, its corporate headquarters shall remain in New York, New York, and Parent shall maintain its corporate name.

(b) At the Effective Time, if it has not already done so, Parent shall take such actions as are necessary to cause the number of directors comprising the Parent’s Board of Directors to be increased to seven (7) directors effective as of the Effective Time. At the Effective Time, the Board of Directors of Parent shall consist of seven (7) directors, of whom three (3) shall be individuals designated in writing by Cengent sufficiently in advance of the Effective Time for Parent to furnish appropriate disclosures concerning such persons in required filings and notices, and four (4) shall be individuals designated by Parent, one of whom shall be Parent’s CEO and Chairman at the Effective Time. All such directors shall serve in accordance with Parent’s articles of incorporation and by-laws. Notwithstanding the foregoing, Parent may elect four of the aforesaid directors to its Board of Directors prior to the Effective Time.

SECTION 6.10 Agreements with Holders of Company Securities. The Company shall use its reasonable best efforts to obtain and deliver to Parent not later than twenty-five (25) days after the date hereof a written agreement, reasonably acceptable to Parent in form and in substance, of all persons who are (or may deemed to be) "affiliates" of the Company for purposes of Rule 145 under the Securities Act (each of whom shall be so identified in Section 6.10 of the Company Disclosure Schedule). Notwithstanding any other provision of this Agreement, any person whatsoever who shall not have executed and delivered to Parent a written agreement reasonably acceptable to Parent in form and substance as provided in this Section 6.10 shall not be entitled to have the Merger Consideration issued in the Merger to such person covered by (and shall not be entitled to be included as a “selling stockholder” in) the Prospectus for resale. The written agreement shall include, without limitation, provisions setting forth the restrictions under the Initial Lock-Up Period and the Lock-Up Period, customary stockholder information for inclusion of shares in the Prospectus for resale, and customary agreements and indemnifications by such stockholders in connection with the Prospectus for resale. Promptly after the expiration of such 30-day period, the Company shall cause to be delivered to each affiliate that shall not so execute such written agreement as provided in this Section 6.10 a statement disclosing that the shares of Parent Common Stock or other Merger Consideration (including, without limitation, securities issuable to holders of Company Options, Company Warrants, and Company Convertible Promissory Notes) to be issued to such person are subject to transfer restrictions under each of Rule 145 and Rule 144 under the Securities Act and, therefore, may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under, or in accordance with an available exemption from the registration and prospectus delivery requirements of, the Securities Act, and that the certificates evidencing such shares of Parent Common Stock or other Parent securities, if applicable, shall bear appropriate restrictive legends and stop transfer orders shall be maintained by the Parent’s transfer agent in respect of such shares.

SECTION 6.11 Shareholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement.

SECTION 6.12 Voting Agreements and Lock-Up Agreement

(a) Within twenty-five (25) days of the date hereof, Parent shall use its reasonable best efforts to obtain and deliver to the Company written agreements, in a form agreed upon in writing prior to the execution and delivery of this Agreement or as is otherwise satisfactory in form and in substance to the Company, from Parent’s officers and directors, Bioaccelerate Holdings, Inc., and holders of Parent Common Stock owning more than five percent (the “5% Holders”) of Parent Common Stock agreeing to be bound by the lock-up provisions set forth in Section 2.1(i) with respect to Parent Common Stock owned by such persons or entities during the Lock-Up Period; provided, that Parent’s obligation shall be firm, and not qualified as to “reasonable best efforts,” with respect to Parent’s officers and directors and Bioaccelerate Holdings, Inc.

(b) Within twenty-five (25) days of the date hereof, Company shall obtain and deliver to Parent irrevocable agreements, in a form agreed upon in writing prior to the execution and delivery of this Agreement or as is otherwise satisfactory in form and in substance to Parent, from Company’s executive officers and directors and from the holders of not less than Fifty-One percent (51%) of the outstanding shares of each class of the Company’s capital stock that is required by applicable law to consent to the Merger, whether voting together or as separate classes, as the case may be, agreeing to vote to approve the proposal to adopt this Agreement.

(c) Within twenty-five (25) days of the date hereof, Company shall obtain and deliver to Parent written agreements, in a form agreed upon in writing prior to the execution and delivery of this Agreement or as is otherwise satisfactory in form and in substance to the Parent, from Company’s executive officers and directors who hold Company Stock Options agreeing that all shares of Parent Common Stock received after the Effective Time by them upon exercise of such options will be subject to the lock-up provision set forth in Section 2.1(i) during the Lock-Up Period.

SECTION 6.13 Employee Benefits. (a) Parent shall, or shall cause the Surviving Corporation and its subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its subsidiaries (the "Continuing Employees") full credit for purposes of eligibility, vesting and benefit accruals (other than for purposes of benefit accruals under any defined benefit pension plan) under any employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any subsidiary of Parent or the Surviving Corporation for which such Continuing Employees shall be eligible, for such Continuing Employees’ service with the Company or any subsidiary of the Company (or any predecessor entity) to the same extent recognized by the Company and its subsidiaries, and (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods, to the extent the same may be waived under any such plan, with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (iii) provide credit under any such welfare plan for any copayments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

(b) At the Effective Time, Surviving Corporation shall provide, or shall cause to be provided, to the Continuing Employees compensation and employee benefit plans, programs and arrangements that are, in the aggregate, comparable to those generally provided to such employees as of the date hereof; provided, however, that nothing herein shall restrict Parent’s or the Surviving Corporation’s ability to amend or terminate such compensation and employee benefit plans, programs and arrangements in accordance with their terms.

(c) Parent shall not be obligated to assume any compensation or employment benefit plans, programs or arrangements of the Company or its subsidiaries.

(d) No provision of this Agreement shall be deemed to constitute an offer, promise or covenant of continuing employment, nor shall there be any third party beneficiaries in respect of this Section 6.13.

SECTION 6.14 Convertible Credit Line Facility; Secured Credit Line Facility. On or prior to the execution and delivery of this Agreement, the parties hereto and Bioaccelerate Holdings, Inc. shall have executed and delivered a credit line facility in favor of the Company (the “Convertible Credit Line Facility”). Parent has entered into definitive agreements, in the form heretofore furnished to the Company, whereby Bioaccelerate Holdings, Inc. has established a secured, convertible credit line (the “Secured Credit Line Facility”) in the amount of $12,000,000 in favor of Parent for the period of one year following the Effective Time. Upon the Effective Time, any indebtedness owed to Bioaccelerate Holdings, Inc. under the Convertible Credit Line Facility shall be rolled into and charged against the Secured Credit Line Facility, except as the parties shall otherwise arrange in order that Bioaccelerate Holdings, Inc. will have a perfected security interest in all of the assets of Parent, including the Company and its assets, in respect of the Secured Credit Line Facility and with a first priority security interest, succeeding to the first priority security interest under the Convertible Credit Line Facility to the extent possible.

SECTION 6.15 Directors and Officers Insurance. Prior to the Effective Time, Parent shall obtain, from a financially sound and nationally recognized insurance carrier, directors’ and officers’ liability insurance covering its and any of its subsidiaries directors and officers.

SECTION 6.16 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the OTC Bulletin Board prior to the Effective Time.

SECTION 6.17 Liens on Intellectual Property. As of the Effective Time, at the election of Parent, the Company shall cause all of the Intellectual Property owned by the Company or one of its subsidiaries to be free and clear of all Liens, except as otherwise agreed by the Parent in writing prior to the Effective Time, other than Liens in favor of Bioaccelerate Holdings, Inc. under the Convertible Credit Line if Bioaccelerate Holdings, Inc. shall request that the same be amended, after payout of all lenders other than Bioaccelerate Holdings, Inc., and restated on the terms of the Secured Credit Line to be included within the Secured Credit Line.

SECTION 6.18 Opinion Letter Forms. Parent and the Company shall have agreed upon the forms of opinion letter that Parent shall receive from Fish & Richardson P.C. (or such other firm as may be counsel to the Company) at Closing and that the Company shall receive from DLA Piper Rudnick Gray Cary US LLP at Closing, respectively, within twenty-five (25) days after the execution and delivery of this Agreement.

SECTION 6.19 Waiver of Default. The Company shall have obtained and delivered to Parent within twenty-five (25) days of the date hereof agreements with the Company’s lenders in respect of the Note and Warrant Purchase Agreement, dated as of October 29, 2004, by and among the Company, certain lenders listed therein, and Perseus-Soros BioPharmaceutical Fund, LP, as representative and collateral agent, as amended to date (the “Purchase Agreement”), whereby their agreements to waive and forbear from exercising rights with respect to the breach of financial covenants contained in the Purchase Agreement and the Convertible Promissory Notes shall continue for a forbearance period ending upon the earlier of (a) the termination of this Agreement on the date provided in Section 8.1(b)(i), (b) the date an acquisition or merger of the Company is consummated, or (c) the termination of a commitment to consummate an acquisition or merger of the Company by Parent.

SECTION 6.20 Consents or Waivers Required Pursuant to Purchase Agreement and from holders of Convertible Promissory Notes. The Company shall have obtained and delivered to Parent within twenty-five (25) days of the date hereof (i) such consents and approvals from the Company’s lenders in respect of the Purchase Agreement and the Convertible Promissory Notes as are necessary or appropriate in order to execute, deliver and perform this Agreement and the other agreements and transactions contemplated hereby and (ii) such consents and/or approvals of the requisite holders of the Company Preferred Stock and the Company Common Stock to terminate that certain Third Amended and Restated Investors’ Rights Agreement between the Company and the parties listed therein, which termination shall be effective only upon the Closing of the Merger.

SECTION 6.21 Payments Pursuant to Section 6.7 of this Agreement. Parent, the Company and the other parties identified in Section 3.5 of the Company Disclosure Schedule have agreed that certain payments shall be made pursuant to Section 6.7 of this Agreement to the parties identified at Section 3.5 of the Company Disclosure Schedule in full settlement of obligations to those parties, as set forth in a letter agreement among Parent and the Company delivered as of the date hereof, and the other parties shall have executed agreements memorializing these terms with the Company. It is specifically understood and agreed among Parent, the Company and such other parties that any of such payments which are made or to be made in Parent Common Stock shall be subject to the lock-up set forth in this Agreement for the entire Lock-Up Period, unless otherwise agreed in the letter agreement.

SECTION 6.22 Stakeholder Representative. For purposes of this Agreement, by their approval of the Merger to the extent required, each of the holders of the Company Convertible Promissory Notes, the Company Preferred Stock and the Company Junior Stock (the “Company Stakeholders”) will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (1) the escrow agreement which may be entered into pursuant to Section 2.9 by and between the Company, the Escrow Agent and the Stakeholder Representative, (ii) the appointment of a person designated by the Board of Directors of the Company to act as the Stakeholder Representative and as attorney-in-fact and agent for and on behalf of the Company Stakeholders as provided in this Agreement and the escrow agreement which may be entered into and (iii) the taking by the Stakeholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stakeholder Representative under this Agreement and the escrow agreement which may be entered into pursuant to Section 2.9. The Stakeholder Representative will have authority and power to act on behalf of each Company Stakeholder with respect to the disposition, settlement or other handling of (a) the distribution of the Aggregate Merger Consideration upon the release of Escrow or upon the date six (6) months after the Closing, and all rights or obligations arising under the escrow agreement so long as all the Company Stakeholders are treated in a manner consistent with Section 2.9 of this Agreement and/or consent in writing to a different treatment. Each Company Stakeholder will be bound by all actions taken by the Stakeholder Representative in the distribution of the Aggregate Merger Consideration as set forth in Section 2.9, and the Escrow Agent and Parent shall be entitled to rely on any action or decision of the Stakeholder Representative in connection therewith or the performance of this Agreement as an action taken for, in the name of, and on behalf of each individual Company Stakeholder.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. The Company shall have obtained the consent of the requisite holders of each class of its capital stock as set forth in Section 3.17 to the Merger, this Agreement and the transactions contemplated hereby. Merger Sub shall have obtained the consent of the holders of its capital stock to the Merger, this Agreement and the transactions contemplated hereby.

(b) Governmental and Regulatory Approvals. Other than the filing of the Articles of Merger provided for under Section 1.3 and the expiration or early termination of the applicable pre-merger notification waiting period pursuant to the HSR Act (as provided in Section 7.1(e)) if the same is applicable, all consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Parent or any of their subsidiaries under applicable law or regulation to consummate the Merger and the transactions contemplated by this Agreement, the failure of which to be obtained or made would result in a material adverse effect on Parent’s ability to conduct the business of the Company in substantially the same manner as presently conducted, shall have been obtained or made (all such approvals and the expiration of all such waiting periods, the "Requisite Regulatory Approvals")

(c) No Injunctions or Restraints. No judgment, order, restraining order and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing or materially delaying the consummation of the Merger; provided, however, that each of the parties shall have used its best efforts to have such Restraint lifted, vacated or rescinded.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing by the Company and Parent of the Prospectus to the shareholders of the Company, and no stop order or proceedings seeking a stop order shall have been entered or be pending before or threatened by the SEC.

(e) HSR Act. The pre-merger notification waiting period (and any extension thereof) applicable to the Merger under the HSR Act, if any is applicable, shall have expired or been terminated.

(f) Listing of Parent Common Stock. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on OTC Bulletin Board.

SECTION 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties of the Company. The representations and warranties of the Company set forth herein and in the Company Disclosure Schedule shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date); provided that no representation or warranty of the Company shall be deemed untrue or incorrect for purposes of this Section 7.2(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or when aggregated with all other facts, events or circumstances inconsistent with any such representation or warranty of the Company, has had or would be expected to result in a material adverse effect on the Company, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty. Parent shall have received a certificate of the Company’s President and Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed, in all material respects, all obligations required to be performed by it at or prior to the Closing Date under this Agreement disregarding for these purposes any qualification or exception for, or reference to, materiality in any such covenant. Parent shall have received a certificate of the Company’s President and Chief Financial Officer to the foregoing effect.

(c) Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Merger that requires the Company or any of its subsidiaries to be operated in a manner that would have a material adverse effect on the Company or the Parent or on the consummation of this Agreement and the transactions contemplated hereby.

(d) No Company Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on the Company.

(e) Legal Opinion. Parent shall have received an opinion of Fish & Richardson P.C., counsel to the Company, in the form agreed upon pursuant to this Agreement.

SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth herein and in the Parent Disclosure Schedule shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such date); provided that no representation or warranty of Parent shall be deemed untrue or incorrect for purposes of this Section 7.3 (a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or when aggregated with all other facts, events or circumstances inconsistent with any such representation or warranty of Parent, has had or would be expected to result in a material adverse effect on Parent, disregarding for these purposes any qualification or exception for, or reference to, materiality in any such representation or warranty. The Company shall have received a certificate of Parent’s Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement disregarding for these purposes any qualification or exception for, or reference to, materiality in any such covenant. The Company shall have received a certificate of Parent’s Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(c) Regulatory Condition. No condition or requirement shall have been imposed by one or more Governmental Entities in connection with any required approval by them of the Merger that requires Parent or any of its subsidiaries to be operated in a manner that would have a material adverse effect on Parent or Company or on the consummation of this Agreement or the transactions contemplated hereby.

(d) No Parent Material Adverse Effect. There shall not be or exist any change, effect, event, circumstance, occurrence or state of facts that has had, has or which reasonably could be expected to have, a material adverse effect on Parent.

(e) Legal Opinion. The Company shall have received an opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to Parent, in the form agreed upon pursuant to this Agreement.

SECTION 7.4 Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its own reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.5.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether or not the Company’s shareholders have approved the Agreement:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated at or prior to 5:00 p.m., New York time, on October 15, 2005, provided, however, that this date shall be extended one (1) day for each day after May 15, 2005 the Company has not provided the information required by Section 6.1; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time and date;

(ii) if the Company’s shareholders have not consented to the Merger, this Agreement and the transactions contemplated hereby;

(iii) if any Restraint having any of the effects set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) (iv) shall have used its reasonable best efforts to prevent the entry of such Restraint and to have such Restraint vacated or removed;

(iv) if any Governmental Entity that must grant a Requisite Regulatory Approval shall have denied the applicable Requisite Regulatory Approval and such denial shall have become final and nonappealable; or

(v) if the other party shall have failed to perform its covenants pursuant to Sections 6.10, 6.12, 6.14 or 6.18 of this Agreement within the respective time periods specified therein;

(c) by Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b), and (B) is either incapable of being cured by the Company or, if curable, is not cured within 15 days of receipt from Parent of written notice thereof;

(d) by the Company, if Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b), and (B) is either incapable of being cured by Parent or, if curable, is not cured within 15 days of receipt from the Company written notice thereof; or

(e) automatically, without any notice or action by the Company or Parent, if Bioaccelerate Holdings, Inc. shall fail to make any advance of funds when the same is due pursuant to the terms of the Convertible Credit Line Facility and such failure shall not have been cured within three (3) business days after receipt by Bioaccelerate Holdings, Inc. of written notice of such failure, unless, prior to the expiration of such three (3) business days cure period, the Company has provided written notice (the “Waiver Notice”) to Bioaccelerate Holdings, Inc. and Parent stating that the Company desires that this Agreement remain in effect notwithstanding such failure, and no more, which Waiver Notice may not be revoked once given; provided, that no such Waiver Notice shall constitute waiver of the Company’s rights under the Convertible Credit Line Facility itself. In the event this Agreement has been terminated pursuant to this Section 8.1(e), the Company shall receive such compensation as is set forth in the Convertible Credit Line Facility and Bioaccelerate Holdings, Inc. shall have no further obligations or liabilities in respect of such Convertible Credit Line Facility.

The party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 8.1 shall provide written notice of such termination to the other party in accordance with Section 8.2, specifying in reasonable detail the provision hereof pursuant to which such termination is effected.

SECTION 8.2 Effect of Termination. If this Agreement is terminated by either the Company or Parent as provided in Section 8.1, this Agreement forthwith shall become void and have no effect, without any liability or obligation on the part of Parent or the Company. This Section 8.2 and Article IX shall survive such termination, provided, however, that nothing herein shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any knowing or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or in respect of fraud by any party.

SECTION 8.3 Amendment. This Agreement may be amended by the parties at any time; provided, however, that after receipt of approval by the Company’s shareholders, there shall not be made any amendment that by law requires any further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties to be bound thereby.

SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Inncardio, Inc.
712 Fifth Avenue
New York, New York 10019
Fax No.: (212) 581-1922
Attention: Lee J. Cole

with a copy (which shall not constitute notice pursuant to this Section 9.2) to:

Michael Hirschberg, Esq.
DLA Piper Rudnick Gray Cary US LLP
1251 Avenue of the Americas
New York, New York 10020-1104
Facsimile No.: (212) 884-8670

(b) if to the Company, to:

Cengent Therapeutics Inc.
10929 Technology Place
San Diego, CA 92127
Fax No.: (858) 618-1041
Attention: J. Gordon Foulkes, Ph.D.

with a copy (which shall not constitute notice pursuant to this Section 9.2) to:

Fish & Richardson P.C.
12390 El Camino Real
San Diego, CA 92130-2081
Fax No.: (858) 678.5099
Attention: Edith A. Bauer, Esq.

SECTION 9.3 Definitions. For purposes of this Agreement:

(a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b) "material adverse change" or "material adverse effect" means, when used in reference to the Company or Parent, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such party and its subsidiaries, considered as an entirety; provided, however, that the following shall not be taken into account or given effect, either individually or in the aggregate, in determining whether there has occurred or there reasonably could be expected to occur, or whether there exists a change, effect, event, circumstance, occurrence or state of facts that is or which reasonably could be expected to be, a material adverse change or a material adverse effect: (i) any change, effect, event, circumstance, occurrence or state of facts relating to the United States economy or financial or securities markets in general, unless (A) constituting or arising from a banking moratorium or general suspension of trading for more than 10 consecutive trading days on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association or (B) involving a decline in the Dow Jones Industrial Average of more than 35% measured over any five (5) trading day period), (ii) any adverse change, effect, event, circumstance, occurrence or state of facts relating to the biotech industry to the extent not affecting the referent person to a disproportionately greater extent than other persons in industries in which the referent person competes are or could reasonably be expected to be affected, or (iii) any change, effect, event, circumstance, occurrence or state of facts directly relating to and arising out of the public announcement or performance of this Agreement and the transactions contemplated hereby.

(c) "person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect not less than a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(e) "knowledge" means, (i) with respect to the Company, the actual knowledge after reasonable due inquiry, of the Company’s executive officers, and (ii) with respect to Parent, the actual knowledge after reasonable due inquiry, of Parent’s executive officers as well as Lee J. Cole (there being no inference thereby that Lee J. Cole is an officer or executive officer of Parent).

(f) “Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Series E Preferred Stock, the Company Series F Preferred Stock, the Company Series G Preferred Stock, and the Company Series H Preferred Stock; provided that the Company Series E Preferred Stock shall expressly be excluded in connection with any references to Preferred Merger Consideration.

SECTION 9.4 Interpretation. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation unless the word “only” follows the words “include,” “includes” or “including.” The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

SECTION 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 6.6 which shall inure to the benefit of and be enforceable by the persons referred to therein, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive and procedural laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law or choice of law of such State.

SECTION 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.9 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal or State court located in Wilmington, Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or State court sitting in Wilmington, Delaware, except for any action in another jurisdiction to enforce any judgment previously obtained in any such Federal or State court sitting in Wilmington, Delaware. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement in any Federal or State court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INNCARDIO, INC.
By /s/ Bernard Ross Name: Bernard Ross Title: Chief Executive Officer

CENGENT ACQUISITION CORP.
By /s/ Bernard Ross Name: Bernard Ross Title: Chief Executive Officer

CENGENT THERAPEUTICS INC.
By /s/ J. Gordon Foulkes Name: J. Gordon Foulkes Title: President

Exhibit A
Lock-Up Period Legend

The shares represented by this Certificate are subject to restrictions on transfer, which shall expire no later than ________, 2005 [INSERT DATE WHICH IS ONE YEAR AFTER THE EFFECTIVE TIME], as set forth in Section 2.1(l) of that certain Agreement and Plan of Merger, dated as of March 24, 2005, among the Company, Cengent Acquisition Corp., and Cengent Therapeutics Inc. Copies of the Agreement and Plan of Merger are maintained and are available for inspection at the principal office of the Company.